As filed with the Securities and Exchange
                         Commission on October 9, 2001.
                                                     Registration No. 333-69572
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 _______________

                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                               Mirant Corporation
             (Exact name of registrant as specified in its charter)
                                 ---------------
                   Delaware                      58-2056305
       (State or other jurisdiction of        (I.R.S. Employer
        Incorporation or organization)       Identification No.)

                      1155 Perimeter Center West, Suite 100
                             Atlanta, Georgia 30338
                                 (678) 579-5000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 ---------------
                                 Raymond D. Hill
                             Chief Financial Officer
                               Mirant Corporation
                      1155 Perimeter Center West, Suite 100
                             Atlanta, Georgia 30338
                                 (678) 579-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 ---------------
                                 With a copy to:
                               Brian J. Lane, Esq.
                           Gibson, Dunn & Crutcher LLP
                           1050 Connecticut Avenue, NW
                             Washington, D.C. 20036
                                 (202) 955-8500
                                 ---------------
        Approximate date of commencement of proposed sale to the public:
         From time to time after the effective date of this registration statement as determined by the selling securityholders.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_| If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration   statement  for  the  same  offering.   |_|
If this Form is a post-effective amendment filed pursuant to Rule 462(c)under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                                 ---------------

================================================================================

PROSPECTUS

                                  $750,000,000

                               Mirant Corporation
                                 ---------------

                   2.5% Convertible Senior Debentures due 2021
                                       and
                                  Common Stock
                                 ---------------

                                  THE OFFERING
    This prospectus relates to up to $750,000,000 in aggregate principal amount of 2.5% Convertible Senior Debentures due 2021, which may be offered and sold from time to time by certain of the securityholders of Mirant Corporation and its Subsidiaries ("Mirant," "we" or "us"), all of whom are named in this prospectus. We issued the debentures in a private placement at an issue price of $1,000 per debenture (100% of the principal amount at maturity). Selling securityholders will use this prospectus to resell their debentures and the shares of common stock issuable upon conversion or redemption of their debentures at fixed prices, which may be changed, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.

    We will not receive any of the proceeds from the sale of the debentures. The selling securityholders may offer the debentures and the shares of common stock issuable upon their conversion through public or private transactions, on or off the New York Stock Exchange, at prevailing market prices, or at privately negotiated prices. All costs, expenses and fees in connection with the registration of the debentures will be borne by us.

                                 THE DEBENTURES
    The debentures are senior debt securities. The debentures are our senior unsecured obligations and rank equally with all of our existing and future senior unsecured indebtedness. The debentures mature on June 15, 2021. Interest on the debentures at the rate of 2.5% per year on the principal amount is payable semiannually in arrears on June 15 and December 15 of each year, beginning December 15, 2001. We will pay additional interest in the event of an upward interest adjustment as described below.

    We may redeem for cash some or all of the debentures at any time on or after June 18, 2006 at a price equal to 100% of the principal amount of the debentures to be redeemed plus accrued and unpaid interest to the redemption date.

    Holders may convert their debentures into 14.7167 shares of our common stock (subject to adjustment) for each $1,000 principal amount of debentures (equivalent to an initial conversion price of $67.95 per share based on the issue price of the debentures) under any of the following circumstances: (i) during any conversion period (as defined in this prospectus) if the closing sales prices of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the first day of such conversion period is more than 110% of the accreted conversion price per share of common stock on the first day of the conversion period; (ii) if the debentures have been called for redemption; or (iii) upon the occurrence of specified corporate transactions. The conversion rate may be adjusted as described in this prospectus. The "accreted conversion price" as of any day will equal 100% of the principal amount of the debenture plus accrued and unpaid interest (excluding any accrued and unpaid interest payable as cash interest), if any, divided by the number of shares of our common stock issuable upon conversion of such debenture on that day.

    The interest rate on the debentures will be 2.5% per year through June 15, 2004. If the average of the closing sales price of our common stock is less than or equal to 45% of the accreted conversion price of the debentures for any 20 out of the last 30 trading days ending five days prior to each June 15 and December 15 beginning on June 15, 2004, then the interest rate on the debentures will be subject to an upward interest adjustment to the reset rate for the subsequent six-month period. The upward interest adjustment will result in the interest rate on the debentures being equivalent to the per year reset rate (as defined in this prospectus). If an upward interest adjustment is in effect for a particular six-month period, we will pay a portion of the interest adjustment as cash interest at a rate of 0.25% per year (0.125% per six-month period) of the principal amount, plus accrued and unpaid interest (excluding interest payable in cash), and the remaining additional interest will be accrued and payable at maturity. Following a tax event as defined herein, we may elect to pay interest entirely in cash. After June 15, 2004, if the average of the closing sales price of our common stock is not less than or equal to 45% of the accreted conversion price of the debentures for any 20 out of the last 30 trading days of the six-month period ending on the fifth day preceding each June 15 and December 15, then the interest rate on the debentures for the subsequent six-month period will revert to 2.5% per year. For United States federal income tax purposes, holders will be required to treat the debentures as contingent payment debt instruments. You should read the discussion of certain United States federal income tax consequences relevant to the debentures beginning on page 30.

    Holders may require us to purchase all or a portion of their debentures on June 15, 2004, June 15, 2006, June 15, 2011 and June 15, 2016 at a price equal to 100% of the principal amount of the debentures to be purchased plus accrued and unpaid interest to such purchase date. We may choose to pay the purchase price in cash, shares of our common stock or a combination of cash and shares of our common stock.

    Holders may also require us to purchase debentures for cash upon a Fundamental Change (as defined in this prospectus) involving Mirant. In the case of a purchase upon a Fundamental Change, the purchase price will be equal to 100% of the principal amount of the debentures plus accrued and unpaid interest.

    We do not intend to list the debentures on any national securities exchange or automated quotation system. The debentures and the shares of common stock issuable upon conversion of the debentures issued in the initial private placement are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages Market, commonly referred to as the PORTAL Market. The debentures and the shares of common stock issuable upon conversion of the debentures sold using this prospectus, however, will no longer be eligible for trading in the PORTAL system.

    Our common stock is listed on the New York Stock Exchange under the symbol "MIR." On October 3, 2001, the last reported sale price of our common stock on the New York Stock Exchange was $25.63 per share.
                                 ---------------

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 12 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE SECURITIES BEING OFFERED BY THIS PROSPECTUS.
                                 ---------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 ---------------


                 The date of this prospectus is October 9, 2001.

     You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus or any document incorporated by reference is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. The debentures and related common stock are being offered and sold only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the debentures or related common stock.

                                TABLE OF CONTENTS

                                                                     Page
       About This Prospectus........................................    1
       Where You Can Find More Information..........................    1
       Incorporation of Certain Documents By Reference..............    2
       Special Note Regarding Forward-Looking Statements............    3
       Summary......................................................    4
       Risk Factors.................................................   12
       Ratio of Earnings to Fixed Charges...........................   13
       Use of Proceeds..............................................   13
       Price Range of Common Stock and Dividends....................   14
       Capitalization...............................................   14
       Description of Debentures....................................   15
       Certain United States Federal Income Tax Consequences........   30
       Selling Securityholders......................................   36
       Underwriters.................................................   37
       Plan of Distribution.........................................   37
       Legal Matters................................................   39
       Experts......................................................   39
       Information Not Required in the Prospectus...................   40

                              ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration or continuous offering process. Under this shelf prospectus, the selling securityholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities the selling securityholders may offer. Each time a selling securityholder sells securities, the selling securityholder is required to provide you with this prospectus, and, in some cases, a prospectus supplement containing specific information about the selling securityholder and the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

    This prospectus is part of a registration statement we have filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). The SEC's rules and regulations allow us to omit certain information included in the registration statement from this prospectus. The registration statement may be inspected by anyone without charge at the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

      In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You may read and copy this information at the following SEC locations:


      Public Reference Room                            Midwest Regional Office
      450 Fifth Street, N.W.                               Citicorp Center
            Room 1024                                  500 West Madison Street
      Washington, D.C. 20549                                 Suite 1400
                                                   Chicago, Illinois 60661-2511


      You may also obtain copies of this information by mail from the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C.
20549, at rates determined by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You can also inspect reports, proxy statements and other information that we have filed electronically with the SEC at the SEC's web site at http://www.sec.gov. These documents can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


      The SEC allows us to "incorporate by reference" information into this prospectus and any prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus and any prospectus supplement. Information that we file later with the SEC and that is incorporated by reference in this prospectus or any prospectus supplement will automatically update and supercede information contained in this prospectus and any prospectus supplement.

      The following documents contain important information about us and our financial condition. We have previously filed these documents with the SEC and incorporate them by reference into this prospectus:

     o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed on March 21, 2001; as amended by Form 10-K/A, filed on June 29, 2001;

     o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed on May 10, 2001; our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 10, 2001; as amended by Form 10-Q/A, filed on August 22, 2001;

     o Our current reports on Form 8-K, filed on April 3, 2001, May 31, 2001, September 17, 2001 and October 3, 2001;

     o    Our  definitive  proxy statement  filed on April 3, 2001; and

     o The description of our common stock and associated preferred stock purchase rights contained in Form 8-A, filed on September 7, 2000 and any amendment or report filed for the purpose of updating this description.

         We also incorporate by reference all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 9 of Form 8-K.

         Statements made in this prospectus, in any prospectus supplement or in any document incorporated by reference in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to the documents incorporated by reference. Each statement about the contents of any contract or other document is qualified in all material respects by reference to such contract or other document.

         We will provide to each person, including any beneficial owner, to whom a prospectus is delivered a copy of any document incorporated by reference in this prospectus and any exhibits specifically incorporated by reference in those documents at no cost. You may request copies by contacting us at the following address or telephone number: Corporate Secretary, Mirant Corporation, 1155 Perimeter Center West, Atlanta, Georgia 30338, (678) 579-5000. Our website is at www.mirant.com.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements contained in this prospectus or incorporated by reference herein, especially those in sections entitled "Summary," "Risk
Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "Recent Developments", and elsewhere included in this prospectus constitute forward-looking statements in addition to historical information. These statements involve known and unknown risks and relate to future events, our future financial performance or our projected business results. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "targets," "potential" or "continue" or the negative of these terms or other comparable terminology.

    Forward-looking statements are only predictions. Actual events or results may differ materially from any forward-looking statement as a result of various factors, which include:

     o    legislative  and  regulatory   initiatives   regarding   deregulation,
          regulation or restructuring of the electric utility industry;

     o the extent and timing of the entry of additional competition in the markets of our subsidiaries and affiliates;

     o our pursuit of potential business strategies, including acquisitions or dispositions of assets or internal restructuring;

     o state, federal and other rate regulations in the United States and in foreign countries in which our subsidiaries and affiliates operate;

     o changes in or application of environmental and other laws and regulations to which we and our subsidiaries and affiliates are subject;

     o political, legal, market, (including, but not limited to, energy and commodity supply and pricing developments) and economic conditions and developments in the United States and in foreign countries in which our subsidiaries and affiliates operate;

     o    financial market conditions and the results of our financing efforts;

     o    changes in commodity prices and interest rates;

     o    weather and other natural phenomena;

     o performance of our projects undertaken and the success of our efforts to invest in and develop new opportunities;

     o developments in the California power markets, including, but not limited to, governmental intervention, deterioration in the financial condition of our counterparties, default on receivables due, adverse results in current or future litigation and adverse changes in the tariffs of the California Power Exchange Corporation or California Independent System Operator Corporation;

     o the direct or indirect effects on our business resulting from the terrorist incidents on September 11, 2001 or any similar incidents or responses to such incidents; and

     o other factors, including the risks outlined under "Risk Factors" and discussed elsewhere in this prospectus and in other reports (including our Form 10-K filed on March 21, 2001, as amended by Form 10-K/A, filed on June 29, 2001, our Form 10-Q filed on May 10, 2001 and our Form 10-Q filed on August 10, 2001, as amended by Form 10-Q/A filed on August 22, 2001) described from time to time in our filings with the SEC.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. Except as required by law, we do not undertake a duty to update any of the forward-looking statements.

                                     SUMMARY

     This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the debentures. You should carefully read the entire prospectus, including the risk factors, the financial statements and the documents incorporated by reference. Unless the context requires otherwise, all references to 'common stock' are to Mirant's common stock, par value $0.01 per share, and the associated preferred stock purchase rights issued under Mirant's stockholder rights plan dated August 22, 2000.

MIRANT CORPORATION

    We are a global competitive energy company with leading energy marketing and risk management expertise. We have extensive operations in North America, Europe and Asia. With an integrated business model, we develop, construct, own and operate power plants and sell wholesale electricity, gas and other energy-related commodity products. We own or control more than 21,600 megawatts ("MW") of electric generating capacity around the world, with approximately another 9,000 MW under development. In North America, we also control access to approximately 2.6 billion cubic feet per day of natural gas production, more than 2.2 billion cubic feet per day of natural gas transportation and approximately 42 billion cubic feet of natural gas storage. Our principal executive offices are located at 1155 Perimeter Center West, Suite 100, Atlanta, Georgia 30338, and our telephone number is (678) 579-5000.

    In the Americas we own and control power generation and natural gas assets and energy marketing operations in North America and generation, transmission and distribution operations in South America and the Caribbean. We own and lease power plants in North America with a total generation capacity of over 12,900 MW, and control over 2,500 MW of additional generating capacity through management contracts. Through Mirant Americas Energy Marketing, L.P. ("Mirant Americas Energy Marketing"), our wholly owned indirect subsidiary, we market and trade energy and energy-linked commodities, including electricity, gas, coal, oil, pulp and paper, weather derivatives and emission allowances. In the Caribbean and South America, we have ownership interests in electric utilities, power plants and transmission facilities. These assets are located in the Bahamas, Jamaica, Trinidad and Tobago, Brazil and Chile.

    In Europe, we own a 49% economic interest and a 50% voting interest in WPD Holdings UK ("WPDH") which distributes electricity to approximately 1.4 million end-users in southwest England and approximately 1 million end-users in South Wales. We also own a 44.8% interest in Bewag AG ("Bewag"), an electric utility serving over 2 million customers in Berlin, Germany. Our European marketing and risk management business began trading power in the Nordic energy markets in 1999. We began trading power in Germany, The Netherlands and Switzerland in 2000 and have begun gas trading in the UK on the International Petroleum Exchange ("IPE") in 2001. Our other target markets for energy marketing and trading include Austria, Italy and central Europe.

    In the Asia-Pacific region, we have interests in approximately 3,100 MW of generation capacity in the Philippines and China. Most of our revenues in the Asia-Pacific region are derived from contracts with government entities or regional power boards and are predominantly linked to the U.S. dollar to mitigate foreign currency exchange risks.

SELECTED FINANCIAL INFORMATION

     The following table presents our selected consolidated financial information. The consolidated income statement data for the years ended December 31, 1996 and 2000 and the selected balance sheet data as of December 31, 1996 and 2000 are derived from our audited consolidated financial statements, which were audited by Arthur Andersen LLP, independent public accountants.

                                                   Years Ended December 31,      Compound Annual
         Income Data:                                1996           2000           Growth Rate
         ------------                                     (Audited)                (Unaudited)
                                                   -----------------------   ----------------------
                                                         in millions
         Operating income.......................... $ 150          $ 664            45%
         EBITDA (1)................................   258          1,177            46%
         Net income from continuing operations.....    73            332            46%



         Balance Sheet Data:                          As of December 31,       As of June 30,
         -------------------                         1996           2000             2001
                                                          (Audited)              (Unaudited)
                                                   --------------------------- -----------------
                                                                  in millions
         Cash and cash equivalents................. $   161        $ 1,280           $ 1,453
         Property, plant and equipment, net........   2,627          5,681             6,359
         Total assets..............................   4,564         24,136            21,738
         Non-recourse debt (2).....................   1,753          6,136             6,029
         Total long term debt......................   1,146          5,596             5,493
         Total debt................................   1,753          7,086             7,992
         Stockholders' equity......................     988          4,136             4,523

     (1) EBITDA represents our operating income plus depreciation and amortization and our equity in income of affiliates. EBITDA excludes the impact of minority interests. EBITDA, as defined, is presented because it is a widely accepted financial indicator used by some investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA, as defined, is not intended to represent cash flows for the period, nor is it presented as an alternative to operating income or as an indicator of operating performance. It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with generally accepted accounting principles ("GAAP") in the United States and is not indicative of operating income or cash flow from operations as determined under GAAP. Our method of computation may or may not be comparable to other similarly titled measures used by other companies.
     (2) This debt is non-recourse to us but is recourse to our applicable subsidiaries and their assets.

The Power and Gas Markets

    In the United States, during 2000, the Energy Information Administration estimates that the power industry had an end-user market of over $228 billion of electricity sales produced by an aggregate base power generation capacity of approximately 793,000 MW (North American Electric Reliability Council ("NERC") 2001 Summer Assessment). The NERC anticipates that near term electricity demand will grow by 60,500 MW in the period from 2000-2004 (Reliability Assessment 2000-2009: The Reliability of Bulk Electric Systems in North America).

    Historically, the power generation industry has been characterized by electric utility monopolies selling to a franchise customer base. In response to increasing customer demand for access to low-cost electricity and enhanced services, new regulatory initiatives have been and are continuing to be adopted to increase competition in the power industry. As a result of the recent energy crisis in California, some states have either discontinued or delayed implementation of initiatives involving retail deregulation. In deregulating markets, industry trends and regulatory initiatives are transforming existing franchise customer markets, which are characterized by vertically integrated, price-regulated utilities, into markets in which generators compete with each other for their principal customers (wholesale power suppliers and major end-users) on the basis of price, service quality and other factors.

    During the late 1980s and early 1990s deregulation of the natural gas markets created a robust competitive wholesale gas market. Gas demand is expected to grow from 23 trillion cubic feet per year in 2000 to a 30 trillion cubic feet per year by 2010. The majority of this growth is being driven by the electric generation market. The competitive electric generation market favors low cost generation technologies such as natural gas-fired combustion turbines or combined cycle plants to serve growing electricity demand and to replace older, less efficient units. Additionally, natural gas continues to be the most cost effective fuel source that meets increasingly stringent clean air requirements. Currently, 16% of US power generation is fueled by natural gas. Cambridge Energy Research Associates estimates that there are 240,000 MW of proposed power generation development over the next four years in North America. Of this total, 90% is expected to use natural gas as its primary energy source. While the likelihood that all the proposed additions will actually enter commercial service as scheduled is low, it does appear likely that natural gas demand driven by power generation will be significant. Consequently, the natural gas and power commodity markets are converging rapidly. The converging power and gas markets could create significant arbitrage opportunities for Mirant as a top five marketer of natural gas and power and an owner and controller of significant gas and power assets.

     We view  our  gas  and  power  marketing  and  risk  management  and  power generation businesses as an integrated unit. As the natural gas and power markets continue to deregulate, unbundle and converge, we believe that our marketing experience, risk management capabilities and products and control of selected assets in both commodities potentially afford us a wide range of value creation opportunities which could benefit both us and our customers. The ongoing restructuring of the power industry should continue to transform traditional vertically integrated, price-regulated markets into more competitive, more volatile markets. This transformation requires that generators and their principal customers manage the risks associated with producing and delivering energy commodities. As such, this transformation of the energy markets could have the effect of creating opportunities for us to market energy commodities and provide services to manage these risks. We believe the move towards competitive marketplaces will increase in the U.S. and abroad, potentially providing additional opportunities for us to grow our risk management business.

    Outside of the United States, we expect many governments in developed economies to privatize their utilities, having realized that their energy assets can be sold to raise capital without impairing system reliability. We expect these countries to develop regulatory structures to encourage competition in the electricity sector. In developing countries, the demand for electricity is expected to grow rapidly. In order to satisfy this anticipated increase in demand, some developing countries have adopted government programs designed to encourage private investment in power plants. We believe that these market trends will continue to create opportunities to acquire and develop power generation plants outside the United States.

Strategy

    Our strategy is to expand our business through ownership, leasing or control of additional natural gas and electricity assets and to continue our rapid growth by capitalizing on opportunities in markets where our unique combination of strengths in physical asset management, electricity generation, management of gas assets and energy marketing and risk management services allows us to be positioned as a leading provider of energy products and services. We are implementing our strategy through the development of new power plants (greenfield projects), the expansion of existing power plants (brownfield projects), acquisitions of power and gas assets competitively positioned in our targeted markets, contractual arrangements for the control of generation capacity and gas management facilities, the expansion of our marketing and risk management activities and the implementation of information technology and e-commerce applications. We continually review acquisition opportunities and are currently in discussions with a number of parties in regard to potential acquisitions, including potential acquisitions in the U.S. that may be deemed material to our business. Our willingness to pursue these opportunities may be dependent on many factors, including, but not limited to, the market price of our common stock. To secure wholesale supply agreements or to provide additional opportunities for growth, profitability or revenue stability, we may enter into agreements to acquire, control or manage distribution and supply businesses or other energy aggregators in selected markets. We expect to fund our growth strategy in both the long and short-term through a combination of cash flows from operations as well as debt financings and equity offerings that are currently under evaluation.

    While we believe that our experience and expertise in assessing and managing market and credit risk will allow us to remain competitive during volatile or otherwise adverse market circumstances, we may suffer from some competitive disadvantages which impede our ability to implement this strategy.

Competition

    As a global competitive energy company, we face intense competition in all phases of the business in which we compete, both in the United States and in international markets. We encounter competition from companies of all sizes, having varying levels of experience, financial and human resources and differing strategies. In the power generation markets, we compete in the development and operation of energy-producing projects, and our competitors in this business include various utilities, industrial companies and independent power producers (including affiliates of utilities). In our energy marketing and risk management operations, we compete with international, national and regional full service energy providers, merchants, producers and pipelines in our ability to aggregate competitively priced supplies from a variety of sources and locations and to utilize efficient transmission or transportation.

    The following summarizes our competitive position in several of our key markets:

    o North America: We were ranked the fifth and the sixth largest competitive power company in July 2001 and July 2000, respectively, according to the Platts "Global Power Report." In addition, for the second quarter of 2001, our marketing and risk management operations were ranked by Power Markets Weekly as the seventh largest North
        American power marketer and by Gas Daily as the third largest North American gas marketer.

    o Europe: In the European market, in general, we were ranked among the top 10 largest private power company based on total dollars invested in private power assets according to Cambridge Energy Research Associates. In addition, according to 1999 data, Bewag was the sixth largest electricity producer in Germany based on total electricity sales (approximately 13 TWh). These rankings are based on a report by VDEW, a German electricity association.

    o Asia-Pacific: As of July 2001, we ranked sixth in the Asia-Pacific market among the twenty largest private power companies and we were the second largest U.S. developer as measured by MW's of equity ownership according to Cambridge Energy Research Associates. Specifically, we have an approximate 20% share of the total installed capacity in the Philippines, and we are the largest private producer of electricity in that country. In general, our coal-fired plants in the Philippines are among the lowest operating cost plants in their market and have exceeded their contractual availability requirements. In addition we also hold interests in power plants located in the Guangdong and Shandong provinces of China.

    During the transition of the energy industry to competitive markets, it is difficult for us to assess our position versus the position of existing power providers and new entrants. Due to the fact that each company may employ widely differing strategies in their fuel supply and power sales contracts with regard to pricing, terms and conditions. Further difficulties in making competitive assessments of our company arise from the fact that many states and countries are considering or implementing different types of regulatory and privatization initiatives that are aimed at increasing competition in the power industry. Increased competition that has resulted from some of these initiatives has already contributed to a reduction in electricity prices and put pressure on electric utilities to lower their costs, including the cost of purchased electricity. Additionally, our business is rapidly becoming more competitive due to technological advances in power generation, e-commerce enabling new ways of conducting business, the increased role of full service providers and increased efficiency of energy markets.

    In general, however, we believe that our experience and expertise in assessing and managing market and credit risk will allow us to remain competitive during volatile or otherwise adverse market circumstances.

Recent Developments

    In addition to the recent developments described below, please see our Annual Report on Form 10-K for the year ended December 31, 2000, as amended by Form 10-K/A, our Quarterly Report on Form 10-Q for the three months ended June 30, 2001, as amended by Form 10-Q/A, and our Quarterly Report on Form 10-Q for the three months ended March 31, 2001 and our Forms 8-K filed on September 17, 2001 and on October 3, 2001, which are incorporated by reference in this prospectus.

    In January 2001, the EPA, Region 3 issued a request for information to Mirant Mid-Atlantic concerning the air permitting implications of past repair and maintenance activities at the Chalk Point, Dickerson, Morgantown and Potomac River plants. Mirant Mid-Atlantic has responded fully to this request.

    On September 20, 2001, Pacific Gas and Electric Company filed its proposed plan of reorganization with the bankruptcy court. If the terms of the plan are confirmed, its large unsecured creditors would receive 60% of their allowed claims in cash within a few months following confirmation, with the remainder to be paid in negotiable debt with terms from ten to thirty years.

    On September 21, 2001, the defendants in the California rate payer litigation served upon the plaintiffs in each case a Joint Demurrer, a Joint Motion to Strike and a Joint Motion to Stay. The Joint Demurrer asserts that the defendants should be granted judgment as a matter of law on the claims asserted by the plaintiffs. The Joint Motion to Strike asserts that if the court does not conclude that plaintiffs' claims are barred entirely, then all claims seeking monetary recovery should be stricken based on the filed rate doctrine. The Joint Motion to Stay asserts that any claims not dismissed in response to the Joint Demurrer or stricken in response to the Motion to Strike should be stayed until the FERC has entered a final order in the ongoing proceedings before it related to the investigations of the California wholesale markets. These pleadings have been served on the plaintiffs in each of the six cases but will not be filed with the court until a determination is made regarding whether the actions should be coordinated and, if so, before which court. The plaintiffs seek to have the cases coordinated before a court in San Francisco, while the defendants have asked for the cases to be coordinated before a court in San Diego. The California Judicial Council has sent the coordination motions to the presiding judge for the Superior Court for the County of San Diego, who has assigned a judge to hear the coordination petitions. The judge will decide whether the cases should be coordinated and, if so, before what court. We cannot predict the outcome of these cases.

    On September 26, 2001, we announced that the partnership discussions related to the possible combination of Bewag, VEAG, Laubag and HEW, the so-called Neue Kraft, were terminated. We continue to own approximately 45% of the integrated utility, Bewag, which serves the city of Berlin.

    In the July 25 order issued in the California refund proceeding, the FERC also ordered that a preliminary evidentiary proceeding be held to develop a factual record on whether there have been unjust and unreasonable charges for spot market bilateral sales in the Pacific Northwest from December 25, 2000 through June 20, 2001. In the proceeding, the Department of Water Resources ("DWR") filed to recover certain refunds from parties, including a Mirant subsidiary, for bilateral sales of electricity to the DWR at the California/Oregon border, claiming that such sales took place in the Pacific Northwest. A FERC administrative law judge ("ALJ") recently concluded a preliminary evidentiary hearing related to possible refunds for power sales in the Pacific Northwest. In a preliminary ruling issued September 24, 2001, the ALJ indicated that he would order no refunds because the complainants had failed to prove any exercise of market power or that any prices were unjust or unreasonable. FERC may accept or reject this preliminary ruling and FERC's decision may itself be appealed. At this time, the Company cannot predict the outcome of this proceeding. If we are required to refund such amounts, our subsidiaries would be required to refund amounts previously received pursuant to sales made on their behalf.

    On October 2, 2001, the California Public Utilities Commission refused to approve a rate agreement with the DWR. The California Treasurer has indicated that this rate agreement is closely related to the issuance of the proposed $13 billion in revenue bonds by the DWR that would be used by the DWR to finance the purchase of electric energy.

    On October 9, 2001, Mirant Americas Generation, an indirect wholly owned subsidiary of the Company, issued $750 million in senior unsecured notes under Rule 144A of the Securities Act. The notes issued included $300 million of 7.2% senior notes due 2008 and $450 million of 8.5% senior notes due 2021. The net proceeds from these notes will be used to repay the majority of existing loans. Interest on the notes is payable semiannually beginning April 1, 2002. The Company may redeem the notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount plus accrued interest, plus a make-whole premium, as defined in the note agreements. Furthermore, Mirant Americas Generation is obligated to consummate an exchange offer under an effective registration statement or cause re-sales of the notes to be registered under the Securities Act within 270 days of the issuance of these notes or the annual interest rate will increase by 0.5% per annum.

On October 5, 2001, the Federal District court in Los Angeles approved the settlement agreement that had been proposed by the California Public Utilities Commission and Southern California Edison ("SCE"), relating to SCE's pending filed rate doctrine lawsuit. For a more detailed description of the settlement agreement, referanc eis made to our Form 8-K filed on October 3, 2001.

                                  THE OFFERING

Debentures................    $750,000,000 aggregate principal amount of 2.5%
                              convertible senior debentures due 2021.


Issue Price...............    Each debenture was initially issued at a price of
                              $1,000 per debenture and a principal amount at maturity of $1,000. Selling securityholders may sell the debentures and the associated common stock from time to time in one or more transactions at fixed prices, which may be changed at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.


Maturity of Debentures.....   June 15, 2021.


Ranking....................   The  debentures  are our senior unsecured
                              obligations and rank equally with all of our
                              existing  and  future  senior  unsecured
                              indebtedness. However,  we are a holding  company
                              and the debentures are effectively subordinated to
                              all existing and future obligations of our
                              subsidiaries.  As of June 30, 2001, we  had
                              approximately   $7,992   million   of   total
                              indebtedness outstanding. As of June 30, 2001, our subsidiaries had approximately $6,054 million of total indebtedness.
                              See "Description of Debentures--Ranking."


Interest...................   2.5% per year on the  principal amount payable
                              semiannually  in arrears on June 15 and December
                              15 of each year,  beginning  on December 15, 2001.
                              We will pay additional interest in the event of an upward interest adjustment described below.
                              See "Description of Debentures-- Interest."



Interest Adjustment........   The interest rate on the debentures is 2.5% per
                              year through June 15, 2004. If the average of the closing sales price of our common stock is less than or equal to 45% of the accreted conversion price of the debentures for any 20 out of the last
                              30 trading days ending five days prior to each June 15 and December 15, as applicable, commencing
                              June 15, 2004, then the interest rate on the debentures will be subject to an upward interest adjustment to the applicable reset rate(as defined below) for the subsequent six-month period. If an upward interest adjustment is in effect and the average of the closing sales price of our common stock is not less than or equal to 45% of the accreted conversion price of the debentures for any 20 out of the last 30 trading days of any six-month period ending on the fifth day preceding each June 15 and December 15, as applicable, then the interest rate on the debentures for the subsequent six-month period will revert to 2.5% per year. If an upward interest adjustment is in effect for a particular six-month period, we will pay a portion of the interest adjustment as cash interest at an annualized rate of 0.25% per year
                              (0.125% per six-month period) of the principal amount, plus any accrued and unpaid interest
                              (excluding interest payable in cash), and the remaining interest will be accrued and payable at maturity or upon the redemption or repurchase of the debentures. Following a tax event (as described below), we may elect to pay interest entirely in cash.


                              The "applicable reset rate" for any six-month period in which there is an upward interest adjustment will be set as of each of June 15,2004, June 15, 2006, June 15, 2011 and June 15, 2016
                              (each, a "purchase date") and will be equal to the rate (the "reference fixed rate") that would, in the sole and reasonable judgment of the reset rate agent (as defined in this prospectus) who must seek indicative reference rates from one other nationally recognized investment bank, result in a trading price of par for a hypothetical issue of our senior, non-convertible, fixed-rate, callable debt securities with (i) a final maturity equal to the term from such purchase date until the next purchase date, (ii) an aggregate principal amount equal to the then principal amount of the debentures plus accrued and unpaid interest (excluding any accrued and unpaid interest payable as cash interest) and (iii)provisions that are, insofar as would be practicable for an issue of senior, non-convertible, fixed-rate, callable debt securities, substantially identical to those of the debentures; provided that the reset rate for the period commencing June 15, 2004 and ending June 15, 2006 shall not exceed 10% per year. If the reset rate agent determines in its reasonable judgment that there is no suitable reference fixed rate, the applicable rate of accretion for that period will be the applicable rate of accretion then in effect, such rate of accretion to remain in effect until the reset rate agent determines that there is a suitable reference fixed rate at which time the reset rate agent shall determine a new applicable reset rate for the period ending on the next purchase date. The applicable reset rate for a debenture that is subject to an upward interest adjustment shall be determined as to any period for which such adjustment is applicable until a new applicable reset rate is in effect or until the original interest rate is again in effect. See "Description of Debentures - Interest Adjustment."

Tax Event..................   We can elect to pay all the interest on the
                              debentures in cash upon the occurrence of a tax event from and after the date a tax event occurs instead of allowing that interest on the debentures to accrete. If that happens, the principal amount on which we pay interest will be restated and will be equal to the principal amount of the debentures plus accrued and unpaid interest
                              (excluding interest payable in cash prior to our election) on the date of restatement. See
                              "Description of Debentures-- Tax Event."

Conversion Rights..........   Holders may convert their debentures into shares
                              of our common stock prior to stated maturity under any of the following circumstances:

                                (i) during any conversion period if the closing sales price of our common stock for a period of at least 20 trading days in the period of 30 consecutive trading days ending on the first day of such conversion period is more than 110% of the accreted conversion price per share of common stock on the first day of the conversion period. A conversion period will be the period from and including the twelfth trading day in a fiscal quarter to but not including the twelfth trading day in the immediately following fiscal quarter; or

                               (ii)  if the debentures have been called for
                                     redemption; or

                              (iii) upon the occurrence of specified corporate transactions described under "Description of Debentures -- Conversion Rights."

                              For each debenture surrendered for conversion, a holder will receive 14.7167 shares of our common stock (subject to adjustment). This represents an initial conversion price of $67.95 per share of common stock Based on the issue price of the debentures. As described in this prospectus, the conversion rate may be adjusted for certain reasons, but it will not be adjusted for accrued interest. Upon conversion, holders will not receive any cash payment representing accrued and
                              unpaid   interest.   Instead, accrued  and unpaid
                              interest will be deemed paid by the common stock received by holders on conversion. Debentures called for redemption may be surrendered for conversion until the close of business two business days prior to the redemption date.

Optional Redemption........   On or after June 18, 2006, we may redeem for cash
                              all or part of the debentures at any time, upon not less than 30 nor more than 60 days notice by mail to holders of debentures, for a price equal to 100% of the principal amount of the debentures to be redeemed plus any accrued and unpaid interest to the redemption date. See"Description of Debentures-- Optional Redemption."

Purchase of Debentures by
Mirant at the Option of the
   Holder..................   You have the right to require us to purchase all
                              or a portion of the debentures on June 15, 2004, June 15, 2006, June 15, 2011 and June 15, 2016.
                              In each case, the purchase price payable will be equal to 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest to the purchase date. We may choose to pay the purchase price in cash or shares of our common stock, or a combination of cash and shares of our common stock, provided that we will pay accrued and unpaid cash interest in cash.
                              See "Description of Debentures -- Purchase of
                              Debentures by Mirant at the Option of the Holder."


Fundamental Change.........   If we undergo a Fundamental Change as described in
                              this prospectus, you may require us to purchase for cash all or any portion of your debentures not previously called for redemption for cash. We will pay a purchase price equal to 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest to the purchase date. See "Description of Debentures--
                              Fundamental Change."


Events of Default..........   If there is an event of default on the debentures,
                              an amount equal to 100% of the principal amount plus any accrued and unpaid interest may be declared immediately due and payable by the Indenture's Trustee(as defined in this prospectus) or the holders of at least 25% in principal amount of the outstanding debentures. These amounts automatically become due and payable in some circumstances. See "Description of Debentures--
                              Events of Default."



                              The following are events of default with respect to the debentures:

                                  o our failure for 30 days to pay when due any interest(including additional interest payable pursuant to an upward interest adjustment) on the debentures;

                                  o our failure to pay the principal amount, plus accrued and unpaid interest on the debentures, at maturity, upon redemption, purchase at the option of the holder or following a Fundamental Change, when the same becomes due and payable;

                                  o   our failure to deliver shares of our
                                      common stock upon an appropriate election by holders of debentures to convert those debentures and continuance of such default for 10 days;


                                  o   our failure to comply in any material
                                      respect  with  any of our covenants or
                                      agreements  in  the debentures or the
                                      Indenture for 90 days after written notice is given by the Trustee or by the holders of at least 25% in principal amount of all outstanding debentures; and


                                  o certain events involving the bankruptcy, insolvency or reorganization of Mirant.

Tax........................   Each holder has agreed in the Indenture, for U.S.
                              federal income tax purposes, to treat the debentures as"contingent payment debt instruments" and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for federal income tax purposes will be 8.543% per year, which is the rate comparable to the rate at which we could borrow on a noncontingent, nonconvertible borrowing. Based on this agreement,
                              (i)each holder will be required to accrue interest on a constant yield to maturity basis at that rate, with the result that a holder will recognize taxable income significantly in excess of cash received while the debentures are outstanding, and
                              (ii) a holder will recognize ordinary income upon a conversion of a debenture into our stock equal to the excess, if any, between the value of the stock received on the conversion and the sum of the original purchase price of the holder's debenture and accrued but unpaid interest.


                              The proper application of the regulations that govern contingent payment debt instruments to a holder of a debenture is uncertain in a number of respects, and if our treatment were successfully challenged by the Internal Revenue Service, it might be determined that, among other differences, a holder should have accrued interest income at a lower rate, should not have recognized income or gain upon the conversion, and should not have recognized ordinary income upon a taxable disposition of its debenture.


                              HOLDERS SHOULD CONSULT THEIR TAX ADVISORS
                              REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF AN INVESTMENT IN THE
                              DEBENTURES   AND  WHETHER  AN INVESTMENT IN THE
                              DEBENTURES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND THE HOLDER'S PARTICULAR TAX SITUATION.


Use of Proceeds............   We will not receive any of the proceeds from the
                              sale by the selling securityholders of the debentures or the shares of common stock issuable upon conversion or redemption of the debentures.


Book-Entry Form............   The debentures have been issued in book-entry form
                              and are represented by permanent a global certificate deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC.
                              Beneficial interests in any of the debentures will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. See "Description of Debentures--
                              Book-Entry System."


Trading....................   We do not intend to list the debentures on any
                              securities exchange or in any automated quotation system. The debentures issued in the initial private placement are eligible for trading in the PORTAL market; however, no assurance can be given as to the liquidity of or trading market for the debentures. The debentures sold using this prospectus, however, will not be eligible for trading in the PORTAL system. Our shares of common stock are traded on the New York Stock Exchange under the symbol "MIR."

                                  RISK FACTORS

    Investing in the debentures and the associated common stock involves risk. In order to better understand the risks involved in an investment in our securities, please see the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2000, as amended by Form 10-K/A, our Quarterly Report on Form 10-Q for the three months ended June 30, 2001, as amended by Form 10-Q/A, and our Quarterly Report on Form 10-Q for the three months ended March 31, 2001, which are incorporated by reference in this prospectus. You should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus or any applicable prospectus supplement before making an investment decision. The risks and uncertainties described below are tailored to the risks prescribed by the debentures. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

We expect that the trading value of the debentures will be significantly affected by the price of our common stock and other factors.

    The market price of the debentures is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the debentures than would be expected for nonconvertible debt securities we issue. In addition, the debentures have a number of features, including conditions to conversion, which, if not met, could result in a holder receiving less than the value of the common stock into which the debentures are otherwise convertible. These features could adversely affect the value and the trading prices for the debentures.

An active trading market for debentures may not develop.

    We cannot assure you that an active trading market for the debentures will develop or as to the liquidity or sustainability of any such market, the ability of holders to sell their debentures or the price at which holders of the debentures will be able to sell their debentures. Future trading prices of the debentures will depend on many factors, including, among other things, prevailing interest rates, the market for similar securities, the price of our common stock, our performance and other factors.

We may not have the ability to raise the funds necessary to finance the Fundamental Change purchase or purchase at the option of the holder.

    On June 15, 2004,  June 15, 2006,  June 15, 2011 and June 15, 2016, and upon the occurrence of a Fundamental Change of Mirant, holders of the debentures may require us to purchase their debentures. However, it is possible that we would not have sufficient funds at that time to make the required purchase of the debentures. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, may not constitute a Fundamental Change under the indenture. See "Description of Debentures -- Purchase of Debentures by Mirant at the Option of the Holder" and "-- Fundamental Change."

Our holding company structure results in structural subordination and may affect our ability to make payments on the debentures.

    The debentures are our obligations exclusively. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the debentures, depends upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

    Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the debentures or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

    Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the debentures to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

You should consider the United States federal income tax consequences of owning the debentures.

    While the proper tax treatment of a holder of the debentures is uncertain, we and each holder have agreed in the indenture to treat the debentures as "contingent payment debt instruments" and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments. Pursuant to this agreement, a holder will be required to accrue interest on a constant yield-to-maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent, nonconvertible borrowing (8.543%). A holder will recognize taxable income significantly in excess of cash received while the debentures are outstanding. In addition, under the indenture, a holder will recognize ordinary income, if any, upon a sale, exchange, conversion or redemption of the debentures at a gain. See "Certain United States Federal Income Tax Consequences."

Terrorist attacks, such as the attacks that occurred in New York, Pennsylvania and Washington, D.C. on September 11, 2001, and future war or risk of war may adversely impact our results of operations, our ability to raise capital or our future growth.

    The impact that the terrorist attacks of September 11, 2001 may have on our industry in general, and on us in particular, is not known at this time. Uncertainty surrounding retaliatory military strikes or a sustained military campaign may impact our operations in unpredictable ways, including disruptions of fuel supplies and markets, particularly oil, and the possibility that infrastructure facilities, including electric generation, transmission and distribution facilities, could be direct targets of, or indirect casualties of, an act of terror. War or risk of war may also have an adverse effect on the economy. A lower level of economic activity could result in a decline in energy consumption which could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital.


                       RATIO OF EARNINGS TO FIXED CHARGES

    The table below sets forth the ratio of earnings to fixed charges of us and our consolidated subsidiaries on a historical basis for each of the periods indicated:

                     Six Months              Year Ended December 31,
                   Ended June 30,
                       2001           2000    1999    1998    1997    1996
                  --------------    ------- ------- ------- ------- ------
                       2.2            1.5     2.0      *      1.4     1.9
                                         ----------

* For the year ended December 31, 1998, fixed charges exceeded earnings by approximately $177 million.

    The ratio of earnings to fixed charges is computed by dividing (i) income from continuing operations before income taxes and minority interest, plus fixed charges and distributed income of unconsolidated affiliates, less equity income in unconsolidated affiliates, capitalized interest and minority interest in losses by (ii) fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs), capitalized interest and the portion of operating lease rental expense that is representative of the interest factor.


                                 USE OF PROCEEDS

    The selling securityholders are offering all of the debentures and related common stock covered by this prospectus. We will not receive any proceeds from the sale of the debentures or related common stock in this offering.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

    Our common stock is listed and traded on the New York Stock Exchange under the symbol "MIR." The following table provides, for the calendar quarters indicated, the closing high and low sales prices per share on the New York Stock Exchange for the periods shown below as reported on the New York Stock Exchange Composite Tape. Our common stock began trading on the New York Stock Exchange on September 27, 2000

            Period High Low
            2000
            Third Quarter (from September 27, 2000)...    $  31.87  $  28.00
            Fourth Quarter............................       31.75     20.56

            2001
            First Quarter.............................    $  36.00  $  20.94
            Second Quarter............................       47.20     27.70
            Third Quarter.............................       39.59     19.25

    We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" in our Annual Report on Form 10-K for the year ended December 31, 2000, as amended by Form 10-K/A, our Quarterly Report on Form 10-Q for the three months ended June 30, 2001, as amended by Form 10-Q/A and our Quarterly Report on Form 10-Q for the three months ended March 31, 2001, which are incorporated by reference in this prospectus, for a discussion of the limitations on the ability of our subsidiaries to pay dividends to us.


                                 CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2001. Our capitalization is presented on an actual basis.



                                                               June 30, 2001
                                                               -------------
                                                                (Unaudited)
                                                               (In millions)
   Cash and cash equivalents................................... $   1,453
                                                                =========
   Non-recourse short-term debt(1)............................. $   1,009
   Current portion of non-recourse long-term debt(1)...........     1,002
   Current portion of long-term debt...........................         0
   Short-term debt.............................................       488
                                                                ---------
     Total short-term debt.....................................     2,499
                                                                ---------
   Non-recourse long-term debt(1)..............................     4,018
   Senior notes and other long-term debt.......................     1,475
                                                                ---------
     Total long-term debt......................................     5,493
                                                                ---------
   Minority Interest
     Company obligated mandatorily redeemable securities of a
        subsidiary holding solely parent company debentures....       345
   Stockholders' equity
     Common stock, $.01 par value(2)...........................         3
     Additional paid-in capital................................     4,122
     Accumulated other comprehensive loss......................       (67)
     Retained earnings.........................................       465
                                                                ---------
     Total capitalization...................................... $  12,860
                                                                =========
                                              ----------

(1) This debt is non-recourse to us but is recourse to the applicable subsidiaries and their assets.

(2) Does not include approximately 32,000,000 shares of common stock reserved for issuance pursuant to our Omnibus Incentive Compensation Plan.

                            DESCRIPTION OF DEBENTURES

    We issued the debentures under an Indenture dated as of May 31, 2001 between us and Bankers Trust Company, as trustee.

    The debentures are our senior unsecured obligations and are limited to an aggregate principal amount of $750,000,000. The debentures will mature on June 15, 2021. The debentures rank equally with all of our existing and future senior unsecured indebtedness.

    The debentures were issued at a price to investors of $1,000 per debenture. The debentures accrue interest at a rate of 2.5% per year from May 31, 2001 or from the most recent interest payment date to which interest has been paid or duly provided, payable semiannually in arrears on June 15 and December 15 of each year, beginning December 15, 2001. In addition, we will pay an upward interest adjustment (as defined below) if it becomes payable. The maturity value of each debenture may exceed $1,000 in the event an upward interest adjustment becomes payable on the debentures. The debentures were issued only in denominations of $1,000 principal amount and multiples of $1,000 principal amount.

    Interest, including additional amounts in the event of an upward interest adjustment, will be paid to the person in whose name a debenture is registered at the close of business on June 1 or December 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the debentures will be computed on the basis of a 360-day year composed of twelve 30-day months.

    You have the option to convert your debentures into shares of our common stock at a conversion rate of 14.7167 shares of common stock per debenture. This is equivalent to an initial conversion price of $67.95 per share of common stock. The conversion rate is subject to adjustment if certain events occur. Upon conversion, you will receive only shares of our common stock. You will not receive any cash payment for interest accrued to the conversion date.

    If any interest payment date, maturity date, redemption date or purchase date of a debenture falls on a day that is not a business day, the required payment of principal and interest will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or purchase date, as the case may be, to the date of that payment on the next succeeding business day. The term "business day" means, with respect to any debenture, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

    Each holder has agreed in the Indenture, for United States federal income tax purposes, to treat the debentures as "contingent payment debt instruments" and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for United States federal income tax purposes will be 8.543%, which is the rate comparable to the rate at which we would have been able to borrow on a noncontingent, nonconvertible borrowing at the time of issuance. Accordingly, each holder will be required to accrue interest on a constant yield to maturity basis at that rate, with the result that a holder will recognize taxable income significantly in excess of cash received while the debentures are outstanding. In addition, a holder will recognize ordinary income upon a conversion of a debenture into our common stock equal to the excess, if any, of the value of the stock received on the conversion and the sum of the original purchase price of the holder's debenture and accrued but unpaid interest. However, the proper application of the regulations that govern contingent payment debt instruments to a holder of a debenture is uncertain in a number of respects, and if our treatment were successfully challenged by the Internal Revenue Service, it might be determined that, among other differences, a holder should have accrued interest income at a lower rate, should not have recognized income or gain upon the conversion, and should not have recognized ordinary income upon a taxable disposition of its debenture.

    EACH INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE TAX TREATMENT OF AN INVESTMENT IN THE DEBENTURES AND WHETHER AN INVESTMENT IN THE DEBENTURES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND THE INVESTOR'S PARTICULAR TAX SITUATION.

Interest Adjustment

    The interest rate on the debentures is 2.5% per year through June 15, 2004. If the average of the closing sales price of our common stock is less than or equal to 45% of the accreted conversion price of the debentures for any 20 out of the last 30 trading days ending five days prior to each June 15 and December 15, as applicable, commencing June 15, 2004, then the interest rate on the debentures will be subject to an upward interest adjustment to the applicable reset rate for the subsequent six-month period. If an upward interest adjustment is then in effect and the average of the closing sales price of our common stock is not less than or equal to 45% of the accreted conversion price of the debentures for any 20 out of the last 30 trading days of any six-month period ending on the fifth day preceding each June 15 and December 15, as applicable, then the interest rate on the debentures for the subsequent six-month period will revert to 2.5% per year. If an upward interest adjustment is in effect for a particular six-month period, we will pay a portion of the interest adjustment as cash interest at a rate of 0.25% per annum (0.125% per six-month period) of the principal amount, plus any accrued and unpaid interest (excluding interest payable in cash), and the remaining interest will be accrued and payable at maturity or upon the redemption or repurchase of the debentures. Following a tax event (as defined below), we may elect to pay interest entirely in cash.

    In the event of an upward interest adjustment, the maturity value of the debentures will exceed their initial maturity value of $1,000.

    The "sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, then as reported by the NASDAQ system.

    In the event of any upward interest adjustment, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on our Web site or through such other public medium as we may use at that time.

    The "applicable reset rate" for any six-month period in which there is an upward interest adjustment will be set as of the purchase date on which such adjustment is required or, if the adjustment is required as of a date that is not a purchase date, the immediately preceding purchase date, as determined by the reset rate agent (as defined below). The applicable reset rate will be equal to the rate (the "reference fixed rate") that would, in the sole and reasonable judgment of the reset rate agent, result in a trading price of par for a hypothetical issue of our senior, non-convertible, fixed-rate, callable (after June 15, 2006) debt securities with:

    (i)a final maturity equal to the term from the most recent purchase date until the next purchase date;

    (ii)an aggregate principal amount equal to the then principal amount of the debentures plus accrued and unpaid interest (other than interest payable in cash); and

    (iii)provisions that are, insofar as would be practicable for an issue of senior, non-convertible, fixed-rate, callable (after June 15, 2006) debt securities, substantially identical to those of the debentures.

    In no case, however, will the applicable reset rate for the period from June 15, 2004 to June 15, 2006 be greater than 10% per year without our prior written consent. Also, if the reset rate agent determines in its reasonable judgment that there is no suitable reference fixed rate, the applicable rate of accretion for that period will be the applicable rate then in effect such rate of accretion to remain in effect until the reset rate agent determines that there is a suitable reference fixed rate at which time the reset rate agent shall determine a new applicable reset rate for the period ending on the next purchase date. The applicable reset rate for a debenture that is subject to an upward interest adjustment shall be determined as to any period for which such adjustment is applicable until a new applicable reset rate is in effect or until the original interest rate is again in effect.

Reset Rate Agent; Determinations Conclusive

    Salomon Smith Barney Inc. is the reset rate agent. For the determination of the applicable reset rate, the reset rate agent will seek indicative reference rates from one other nationally recognized investment bank. The determination of any applicable reset rate will be made by the reset rate agent by averaging the indicative reference rates obtained by Salomon Smith Barney Inc. and such other investment bank. The determination of any applicable reset rate by the reset rate agent will be conclusive and binding upon the reset rate agent, us, the Trustee and the holders of the debentures, in the absence of manifest error.

    The reset rate agent may be removed at any time with or without cause if we give at least sixty (60) days' written notice to the reset rate agent. The reset rate agent may resign at any time upon giving at least thirty (30) days' written notice to us. A successor reset rate agent will be appointed by us.

Interest

    We will pay interest on the debentures at a rate of 2.5% per year. In addition, we will pay additional interest in the event of an upward interest adjustment. Interest will be based on a 360-day year comprised of twelve 30-day months, and will be payable semiannually on June 15 and December 15. Cash interest as a result of an upward interest adjustment will be paid at the rate of 0.25% per year (0.125% per six-month period). The record date for the payment of interest to holders will be June 1 and December 1 of each year. Following a tax event, we may elect to pay interest entirely in cash. We will give notice to the holders of the debentures, no later than 30 days prior to each record date, of the amount of cash interest to be paid as of the next interest payment date. We will pay interest on the debentures by wire transfer or by check mailed to the address of the registered holders of the debentures as of the record date relating to each interest payment date.

    You should be aware that interest that accrues for the period you hold the debentures must be included in your gross income for United States federal income tax purposes in accordance with the Treasury regulations that govern debt instruments providing for contingent payments. For more information, see the discussion below in the section captioned "Certain United States Federal Income Tax Consequences."

Tax Event

    We can elect to pay the entire interest adjustment on the debentures in cash from and after the date a tax event (as defined below) occurs instead of accreting the principal amount of the debentures. If that happens, the principal amount on which we pay interest will be restated and will be equal to the principal amount as of the day of restatement plus accrued and unpaid interest (excluding interest payable in cash prior to our election). This restated principal amount will be the amount due at maturity. If we elect this option, interest will be based on a 360-day year comprised of twelve 30-day months. Cash interest at the higher rate will accrue from our option exercise date and will be payable semiannually in arrears on June 15 and December 15 (each, an "Interest Payment Date").

    The term "tax event" means the receipt by us of an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of:

    o any amendment to or change (including any announced prospective change (which does not include a proposed change)) in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority of the United States or any political subdivision, provided that a tax event does not occur more than 90 days before the effective date of any prospective change in such laws or regulations; or

    o any judicial decision or official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt such procedures or regulations (an "administrative action"); or

    o any amendment to or change in the administrative position or interpretation of any administrative action or judicial decision that differs from the previously generally accepted position, in each case, by any legislative body, court, governmental agency or regulatory body, irrespective of the manner in which such amendment or change is made known, which amendment or change is effective or such administrative action or decision is announced, in each case, on or after May 31, 2001;

there is more than an insubstantial risk that interest on the debentures, including interest pursuant to an upward interest adjustment, either:

    o   would not be deductible on a current accrual basis; or

    o would not be deductible under any other method, in whole or in part, by us for United States federal income tax purposes.

Optional Redemption

    No sinking fund is provided for the debentures. Prior to June 18, 2006, the debentures are not redeemable. On or after June 18, 2006, at our option we may redeem the debentures for cash at any time in whole, or from time to time in part, for a cash price equal to 100% of the principal amount of the debentures to be redeemed, plus any accrued and unpaid interest. We will give not less than 30 days, nor more than 60 days notice, of redemption by mail to debenture holders.

    If we decide to redeem fewer than all of the outstanding debentures, the Trustee will select the debentures to be redeemed by lot, or on a pro rata basis or by another method the Trustee considers fair and appropriate.

    If the Trustee selects a portion of your debenture for partial redemption and you convert a portion of the same debenture, the converted portion will be deemed to be from the portion selected for redemption.

    In the event of any redemption in part, we are not required to:

    o issue, register the transfer of or exchange any debenture during a period beginning at the opening of business 15 days before any selection of debentures for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of debentures to be so redeemed; and

    o register the transfer of or exchange any debenture so selected for redemption, in whole or in part, except the unredeemed portion of any debenture being redeemed in part.

Conversion Rights

    Subject to the conditions described below, holders may convert each of their debentures into shares of our common stock at a conversion ratio of 14.7167 shares of common stock per $1,000 principal amount of debentures (equivalent to an initial conversion price of $67.95 per share of common stock based on the issue price of the debentures). The conversion rate and the equivalent conversion price in effect at any given time are referred to in this prospectus as the applicable conversion rate and the applicable conversion price, respectively, and will be subject to adjustment as described below. If a debenture has been called for redemption, holders will be entitled to convert the debentures from the date of notice of the redemption until the close of business two business days immediately preceding the date of redemption. A holder may convert fewer than all of such holder's debentures so long as the debentures converted are an integral multiple of $1,000 principal amount.

    Holders may surrender their debentures for conversion into shares of our common stock prior to stated maturity if any of the following conditions is satisfied:

    o during any conversion period (as defined below) if the closing sales price of our common stock for at least 20 trading days in the 30 trading day period ending on the first day of such conversion period is more than 110% of the accreted conversion price per share of the common stock on the first day of the conversion period;

    o   if we have called the debentures for redemption; or

    o   upon the occurrence of specified corporate transactions.

Conversion Upon Satisfaction of Market Price Condition

    A holder may surrender any of its debentures for conversion into shares of our common stock during any conversion period if the closing sales price of our common stock on the principal national securities exchange on which the common stock is listed, for a period of at least 20 trading days in the period of 30 consecutive trading days ending on the first day of such conversion period is more than 110% of the accreted conversion price per share of common stock on the first day of the conversion period. The accreted conversion price per share of our common stock as of any day will equal 100% of the principal amount of the debentures, plus accrued and unpaid interest (excluding interest payable in cash), divided by the number of shares of common stock issuable upon conversion of such debenture on that day. A conversion period will be the period from and including the twelfth trading day in a fiscal quarter to but not including the twelfth trading day in the immediately following fiscal quarter.

Conversion Upon Redemption

    A holder may surrender for conversion any of the debentures called for redemption at any time prior to the close of business two business days prior to the redemption date, even if it is not otherwise convertible at such time. If a holder has already delivered a purchase notice or a Fundamental Change purchase notice with respect to a debenture, however, the holder may not surrender that debenture for conversion until the holder has withdrawn the notice in accordance with the Indenture.

Conversion Upon Specified Corporate Transactions

    Even if the market price condition described above has not occurred, if we elect to:

    o distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days, shares of our common stock at less than the sale price at the time, or

    o distribute to all holders of our common stock any of our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 12.5% of the closing sales price of our common stock on the business day preceding the declaration date for such distribution, we must notify the holders of the debentures at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. No adjustment to the ability of a holder to convert will be made if the holder may otherwise participate in the distribution without conversion.

    In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its debentures immediately prior to the transaction. If the transaction also constitutes a Fundamental Change, as defined below, a holder can require us to purchase all or a portion of its debentures as described below under "-- Fundamental Change."

    The conversion agent will on our behalf determine at the end of each quarter if the debentures are convertible and notify us and the Trustee.

    You will not receive any cash payment representing accrued and unpaid interest upon conversion of a debenture. Instead, upon conversion we will deliver to you a fixed number of shares of our common stock and any cash payment to account for fractional shares. The cash payment for fractional shares will be based on the closing sales price of our common stock on the trading day immediately prior to the conversion date. Delivery of shares of common stock will be deemed to satisfy our obligation to pay the principal amount of the debentures, including accrued interest. Accrued and unpaid interest will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for the accrued interest.

    If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice, together, if the debentures are in certificated form, with the certificated security, to the conversion agent who will, on your behalf, convert the debentures into shares of our common stock. You may obtain copies of the required form of the conversion notice from the conversion agent.

    Based on our treatment of the debentures for United States federal income tax purposes, as discussed above, a holder would be required to recognize ordinary income upon a conversion of a debenture into our common stock equal to the excess, if any, between the value of the stock received on the conversion and the sum of the original purchase price of the holder's debenture and accrued but unpaid interest. For a more detailed discussion, see "Certain United States Federal Income Tax Consequences."

    The conversion rate will be subject to adjustment upon the following events:

    o the payment of dividends and other distributions payable exclusively in shares of our common stock on our common stock;

    o the issuance to all holders of our common stock of rights or warrants that allow the holders to purchase shares of our common stock at less than the then current market price; provided that no adjustment will be made if holders of the debentures may participate in the transaction on a basis and with notice that our board of directors determines to be fair and appropriate or in some other cases;

    o   subdivisions or combinations of our common stock;

    o payment of dividends or distributions to all holders of our common stock consisting of evidences of our indebtedness, securities or capital stock, cash or assets, excluding any rights or warrants referred to in the second bullet point above and dividends and distributions paid solely in cash;

    o payment of dividends or distributions on our common stock paid exclusively in cash, excluding:

        o cash dividends that do not exceed the per share amount of the immediately preceding regular cash dividend, as adjusted to reflect any of the events described in the preceding bullet points,

        o cash dividends, if the annualized per share amount thereof does not exceed 12.5% of the current market price of our common stock on the trading day immediately prior to the date of declaration of the dividend, and

        o  a redemption of any rights issued under a rights agreement; and

    o payment to holders of our common stock in respect of a tender or exchange offer, other than an odd-lot offer, made by us or any subsidiary of ours for our common stock in excess of 110% of the current market price of our common stock as of the trading day next succeeding the last date tenders or exchanges may be made in the tender or exchange offer.

    In the event we elect to make a distribution described in the second or fifth bullet above which, in the case of the fifth bullet, has a per share value equal to more than 12.5% of the closing sales price of our shares of common stock on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of the debentures at least 20 days prior to the ex-dividend date for such distribution and, upon the giving of such notice, the debentures may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend date or until we announce that such distribution will not take place. No adjustment to the conversion rate or the ability of a holder of a debenture to convert will be made if the holder will otherwise participate in the distribution without conversion or in certain other cases.

    If our stockholder rights plan, dated August 22, 2000, is triggered, holders of the debentures will be entitled to receive these rights provided that the debentures are converted into shares of common stock prior to the distribution of the separate certificate representing those rights. There will not be any adjustment to the conversion rate as a result of:

    o   the issuance of the rights;

    o   the distribution of separate certificates representing the rights;

    o the exercise or redemption of the rights in accordance with any rights agreement; or

    o   the termination or invalidation of the rights.

    The applicable conversion price will not be adjusted:

    o upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

    o upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of Mirant; or

    o upon the issuance of any shares of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the debentures were first issued.

    We may increase the conversion rate as permitted by law for at least 20 days, so long as the increase is irrevocable during the period. If any action would require adjustment of the conversion rate under more than one of the provisions described above, only one adjustment will be made and that adjustment will be the amount of adjustment that has the highest absolute value to the holders of the debentures. No adjustment in the applicable conversion price will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable conversion price. If the adjustment is not made because the adjustment does not change the applicable conversion price by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. Except as specifically described above, the applicable conversion price is not subject to adjustment in the case of the issuance of any of our common stock, or securities convertible into or exchangeable for our common stock.

Purchase of Debentures by Mirant at the Option of the Holder

    Holders have the right to require us to purchase the debentures on June 15, 2004, June 15, 2006, June 15, 2011, and June 15, 2016. We will be required to purchase any outstanding debentures for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the last day prior to the purchase date. If the purchase notice is given and withdrawn during the period, we are not obligated to purchase the related debentures. Our purchase obligation will be subject to some additional conditions as described in the Indenture. Also, our ability to satisfy our purchase obligations may be affected by the factors described in "Risk Factors" under the caption "We may not have the ability to raise the funds necessary to finance the Fundamental Change purchase or purchase at the option of the holder."

    The purchase price payable will be equal to 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest to such purchase date.

    We may choose to pay the purchase price in cash or shares of our common stock or a combination of cash and shares of our common stock, provided that we will pay any accrued cash interest in cash. For a discussion of the United States federal income tax treatment of a holder receiving cash, shares of common stock or any combination thereof, see "Certain United States Federal Income Tax Consequences."

    If we choose to pay the purchase price in whole or in part in shares of our common stock or a combination of cash and shares of our common stock, we must give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law (if no notice is given, we will pay the purchase price with cash), stating, among other things:

    o whether we will pay the purchase price of the debentures in cash, in shares of our common stock, or any combination thereof, specifying the percentages of each;

    o if we elect to pay with shares of our common stock, the method of calculating the price of our common stock; and

    o the procedures that holders must follow to require us to purchase their debentures.

    If we pay with shares of our common stock, they will be valued at 100% of the average closing sales price for the five trading days ending on the third day prior to purchase.

    Simultaneously with such notice of purchase, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on our Web site or through such other public medium as we may use at that time.

    A holder's notice electing to require us to purchase your debentures must state:

    o   if certificated  debentures have been issued, the debentures certificate
        numbers,   or  if  not  certificated,   your  notice  must  comply  with
        appropriate DTC procedures;

    o the portion of the principal amount of debentures to be purchased, in multiples of $1,000;

    o that the debentures are to be purchased by us pursuant to the applicable provisions of the debentures; and

    o in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in shares of our common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in shares of our common stock is not satisfied prior to the close of business on the last day prior to the purchase date, as described below, whether the holder elects:

        (1)to withdraw the purchase notice as to some or all of the debentures to which it relates, or

        (2)to receive cash in respect of the entire purchase price for all debentures or portions of debentures subject to the purchase notice.

    If the holder fails to indicate the holder's choice with respect to the election described in the final bullet point above, the holder will be deemed to have elected to receive cash in respect of the entire purchase price for all debentures subject to the purchase notice in these circumstances. For a discussion of the United States federal income tax treatment of a holder receiving cash instead of shares of our common stock, see "Certain United States Federal Income Tax Consequences."

    You may withdraw any purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the last day prior to the purchase date. The notice of withdrawal must state:

    o   the principal amount of the withdrawn debentures;

    o if certificated debentures have been issued, the certificate numbers of the withdrawn debentures, or if not certificated, your notice must comply with appropriate DTC procedures; and

    o the principal amount, if any, which remains subject to the purchase notice.

    If we elect to pay the purchase price, in whole or in part, in shares of our common stock, the number of shares to be delivered by us will be equal to the portion of the purchase price to be paid in shares of our common stock divided by the market price of one share of our common stock as determined by us in our company notice. We will pay cash based on the market price for all fractional shares.

    The "market price" means the average sales price of our common stock for the five trading day period ending on the third business day prior to the applicable purchase date (if the third business day prior to the applicable purchase date is a trading day, or if not, then on the last trading day prior to the third business day), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the five trading day period and ending on the purchase date, of some events that would result in an adjustment of the conversion rate with respect to our common stock.

    The "sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the NASDAQ system.

    Because the market price of our common stock is determined prior to the applicable purchase date, holders of the debentures bear the market risk with respect to the value of our common stock to be received from the date the market price is determined to the purchase date. We may pay the purchase price or any portion of the purchase price in shares of our common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

    Upon determination of the actual number of shares of our common stock to be paid upon redemption of the debentures, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on our Web site or through such other public medium as we may use at that time.

    A holder must either effect book-entry transfer or deliver the debentures, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment on the purchase date or the time of book-entry transfer or the delivery of the debentures. If the paying agent holds money or securities sufficient to pay the purchase price of the debentures on the business day following the purchase date, then:

    o   the debentures will cease to be outstanding;

    o interest, including any interest payable pursuant to an interest adjustment will cease to accrue; and

    o   all other rights of the holder will terminate.

    This will be the case whether or not book-entry transfer of the debentures is made or whether or not the debenture is delivered to the paying agent.

    We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may be applicable at the time. We will file Schedule TO or any other schedule required in connection with any offer by us to purchase the debentures at your option.

Ranking

    The debentures are our senior unsecured obligations and rank equally with all of our existing and future senior unsecured indebtedness and senior to our $345 million junior subordinated convertible debentures due 2030 issued in connection with our outstanding trust preferred securities. However, we are a holding company and the debentures are effectively subordinated to all existing and future obligations of our subsidiaries.

    As  of  June  30,  2001,  we  had  approximately  $7,992  million  of  total
indebtedness   outstanding.   As  of  June  30,  2001,  our   subsidiaries   had
approximately $6,054 million of outstanding indebtedness, to which the debentures would have been structurally subordinated.

Fundamental Change

    If a Fundamental Change as defined below occurs, a holder of debentures will have the right, at its option, to require us to purchase all of its debentures not previously called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the debentures to be purchased plus accrued and unpaid interest to the purchase date.

    Within 30 days after the occurrence of a Fundamental Change, we are obligated to give to the holders of the debentures written notice of the Fundamental Change and of the purchase right arising as a result of the Fundamental Change. We must also deliver a copy of this notice to the Trustee. To exercise the purchase right, a holder of the debentures must deliver on or before the 30th day after the date of our notice irrevocable written notice to the Trustee of the holder's exercise of its purchase right, together with the debentures with respect to which the right is being exercised. We are required to purchase the debentures on the date that is 45 days after the date of our notice.

    A Fundamental Change will be deemed to have occurred at the time that any of the following occurs:

    (1) any person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that is entitled to vote generally in elections of directors ("voting stock"), other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

    (2) we merge or consolidate with or into any other person, any merger of another person into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any transaction:

        o that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock (such as an acquisition by a subsidiary), or

        o where the holders of our common stock immediately prior to the transaction have 50% or more of our total voting power of our voting capital stock or its successor immediately after the transaction, or

        o which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of shares of our common stock solely into shares of our common stock of the surviving entity.

    However, a Fundamental Change will not be deemed to have occurred if either:

    (A) the closing price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of a Fundamental Change or the public announcement of a Fundamental Change, in the case of a Fundamental Change relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the Fundamental Change, in the case of a Fundamental Change relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the debentures in effect on each of those trading days, or

    (B) all of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in a merger or consolidation otherwise constituting a Fundamental Change under clause (1) and/or clause (2) above consists of shares of common stock traded on a national securities exchange or quoted on the NASDAQ National Market (or will be so traded or quoted immediately following the merger or consolidation) and as a result of the merger or consolidation the debentures become convertible into such common stock.

    For purposes of these provisions:

    o the conversion price is equal to $1,000 plus accrued and unpaid interest (excluding any accrued and unpaid cash interest) divided by the conversion rate;

    o whether a person is a "beneficial owner"will be determined in accordance with Rule 13d-3 under the Exchange Act; and

    o "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

    Rule 13e-4 under the Exchange Act requires the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the purchase option becomes available to the holders of debentures. We will comply with this rule to the extent it applies at that time.

    The definition of Fundamental Change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the debentures to require us to purchase its debentures as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

    The foregoing provisions would not necessarily provide the holders of the debentures with protection if we are involved in a highly leveraged or other transaction that may adversely affect the holders.

    If a Fundamental Change were to occur, we may not have enough funds to pay the Fundamental Change purchase price. See "Risk Factors" under the caption "We may not have the ability to raise the funds necessary to finance the Fundamental Change purchase or purchase at the option of the holder." In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specified dates. If we fail to purchase the debentures when required following a Fundamental Change, we will be in default under the Indenture.

Merger and Sales of Assets by Mirant

    We may not (1) consolidate with or merge with or into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, or (2) permit any person to consolidate with or merge into us unless:

    o    we are the continuing corporation, or

    o the person formed by the consolidation or into which we are merged or the person to which our properties and assets are so conveyed, transferred, sold or leased, is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State within the United States or the District of Columbia and, if we are not the surviving person, the surviving person assumes the payment of the principal of and interest on the debentures and the performance of our other covenants under the Indenture, and

    o in all cases, immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing.

Events of Default

    The following are events of default with respect to the debentures:

    o default for 30 days in payment of any cash interest due and payable on the debentures, including additional interest payable upon an upward interest adjustment;

    o default in payment of the principal amount of the debentures and accrued and unpaid interest at maturity, upon redemption, purchase at the option of the holder or following a Fundamental Change when the same becomes due and payable;

    o   default in our  obligation to deliver shares of our common stock upon an
        appropriate   election  by  holders  of   debentures  to  convert  those
        debentures and continuance of such default for 10 days;

    o failure to comply in any material respect with any other covenant or agreement in respect of the debentures contained in the Indenture or the debentures for 90 days after written notice to us by the Trustee or to us and the Trustee by the holders of at least 25% in aggregate principal amount of the debentures then outstanding; and

    o   certain events of bankruptcy, insolvency and reorganization of Mirant.

    The Indenture requires that we file annually with the Trustee a certificate describing any material default by us in the performance of any conditions or covenants that has occurred under the Indenture and its status. We must give the Trustee written notice within 30 days of any default under the Indenture that could mature into an event of default described in the fourth or fifth bullet point above.

    The Indenture provides, that if an event of default occurs and is continuing with respect to the debentures, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding debentures may declare the principal amount plus accrued and unpaid interest, if any, on the debentures to be due and payable immediately. If an event of default relating to events of bankruptcy, insolvency or reorganization occurs, principal amount plus accrued and unpaid interest, if any, on the debentures will become immediately due and payable without any action on the part of the Trustee or any holder. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all events of default with respect to the debentures have been cured (other than the nonpayment of principal plus accrued and unpaid interest on the debentures which has become due solely by reason of the declaration of acceleration) then the declaration of acceleration will be automatically annulled and rescinded.

    A holder of debentures may pursue any remedy under the Indenture only if:

    o the holder gives the Trustee written notice of a continuing event of default for the debentures;

    o the holders of at least 25% in principal amount of the outstanding debentures make a written request to the Trustee to pursue the remedy;

    o the holder offers to the Trustee indemnity reasonably satisfactory to the Trustee;

    o the Trustee fails to comply with the request for a period of 60 days after receipt of notice and offer of indemnity; and

    o during that 60-day period, the holders of a majority in principal amount of the debentures do not give the Trustee a direction inconsistent with the request.

    This provision does not, however, affect the right of a holder of debentures to sue for enforcement of payment of the principal of or interest, including liquidated damages, on the holder's debenture on or after the respective due dates expressed in its debenture or the holder's right to convert its debenture in accordance with the Indenture.

    The Trustee is entitled under the Indenture, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified before proceeding to exercise any right or power under the Indenture at the direction of the registered holders of the debentures or which requires the Trustee to expend or risk its own funds or otherwise incur any financial liability. The Indenture also provides that the registered holders of a majority in principal amount of the outstanding debentures (or of all debt securities affected, voting as one class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to these debentures. The Trustee, however, may refuse to follow any such direction that conflicts with law or the Indenture, is unduly prejudicial to the rights of other registered holders of the debentures, or would involve the Trustee in personal liability.

    The Indenture provides that while the Trustee generally must mail notice of a default or event of default to the registered holders of the debentures within 90 days of occurrence, the Trustee may withhold notice of any default or event of default (except in payment on the debt securities) if the Trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of that series of debt securities.

Modification and Waiver

    We may amend or supplement the Indenture if the holders of a majority in principal amount of the debentures consent to it. Without the consent of the holder of each debenture affected, however, no modification may:

    o reduce the amount of debentures whose holders must consent to an amendment, supplement or waiver;

    o reduce the rate of accrual of interest or change the time for payment of interest on the debentures;

    o   reduce  the  value of our  common  stock to which  reference  is made in
        determining   whether  an  interest  adjustment  will  be  made  on  the debentures, or change the method by which this value is calculated;

    o reduce the principal amount of the debentures or change its stated maturity;

    o reduce the redemption or purchase price of the debentures or change the time at which the debentures may or must be redeemed or purchased;

    o make payments on the debentures payable in currency or securities other than as originally stated in the debentures;

    o impair the holder's right to institute suit for the enforcement of any payment on the debentures;

    o make any change in the percentage of principal amount of debentures necessary to waive compliance with some provisions of the Indenture or to make any change in this provision for modification;

    o waive a continuing default or event of default regarding any payment on the debentures; or

    o adversely affect the conversion or repurchase provisions of the debentures.

    We may amend or supplement the Indenture or waive any provision of it without the consent of any holders of debentures in some circumstances, including:

    o   to cure any ambiguity, omission, defect or inconsistency;

    o to provide for the assumption of our obligations under the Indenture by a successor upon any merger, consolidation or asset transfer permitted under the Indenture;

    o to provide for uncertificated debentures in addition to or in place of certificated debentures or to provide for bearer debentures;

    o   to provide any security for or guarantees of the debentures;

    o to comply with any requirement to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939;

    o to add covenants that would benefit the holders of debentures or to surrender any rights we have under the Indenture;

    o   to add events of default with respect to the debentures; or

    o to make any change that does not adversely affect any outstanding debentures in any material respect.

    The holders of a majority in principal amount of the outstanding debentures may waive any existing or past default or event of default. Those holders may not, however, waive any default or event of default in any payment on any debenture or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Calculations in Respect of Debentures

    We are responsible for making all calculations called for under the debentures, except for such calculations made by the reset rate agent. These calculations include, but are not limited to, determinations of the market prices of our common stock, accrued interest payable on the debentures and the accreted conversion price of the debentures. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of debentures. We will provide a schedule of our calculations to the Trustee, and the Trustee is entitled to rely upon the accuracy of our calculations without independent verification. The Trustee will forward our calculations to any holder of debentures upon the request of that holder.

Governing Law

    The Indenture and the debentures are governed by, and construed in accordance with, the laws of the State of New York.

Trustee

    Bankers Trust Company is the Trustee, registrar and paying agent.

    If an event of default occurs and is continuing, the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of that person's own affairs. The Trustee will become obligated to exercise any of its powers under the Indenture at the request of any of the holders of any debentures only after those holders have offered the Trustee indemnity reasonably satisfactory to it.

    If the Trustee becomes one of our creditors, it will be subject to limitations in the Indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The Trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign. Bankers Trust Company is currently serving as the Trustee under other numerous indentures governing our debt issuances, including debt which is subordinated to the debentures.

Form, Exchange, Registration and Transfer

    We issued the debentures in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the debentures. We may, however, require the payment of any tax or other governmental charge payable for that registration.

    The debentures are exchangeable for other debentures, for the same total principal amount and for the same terms but in different authorized denominations in accordance with the Indenture. Holders may present debentures for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

    We have appointed the Trustee as security registrar for the debentures. We may at any time rescind that designation or approve a change in the location through which any registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for the debentures.

    In the case of any redemption, the security registrar is not required to register the transfer or exchange of any debentures either:

    o during a period beginning 15 days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of the notice, or

    o if the debentures have been called for redemption in whole or in part, except the unredeemed portion of any debentures being redeemed in part.

    We do not intend to list the debentures on any securities exchange or in any automated quotation system. The debentures issued in the initial private placement are eligible for trading in the PORTAL Market; however, no assurance can be given as to the liquidity of or trading market for the debentures. The debentures sold using this prospectus, however, will not be eligible for trading in the PORTAL Market. Our shares of common stock are traded on the New York Stock Exchange under the symbol "MIR."

Payment and Paying Agents

    Payments on the debentures will be made in U.S. dollars at the office of the Trustee. At our option, however, we may make payments by check mailed to the holder's registered address or, with respect to global debentures, by wire transfer. We will make interest payments to the person in whose name the debentures are registered at the close of business on the record date for the interest payment.

    The Trustee is designated as our paying agent for payments on debentures. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

    Subject to the requirements of any applicable abandoned property laws, the Trustee and paying agent will pay to us upon written request any money held by them for payments on the debentures that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the Trustee or paying agent with respect to that money will cease.

Notices

    Except as otherwise described herein, notice to registered holders of the debentures will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Replacement of Debentures

    We will replace any debentures that become mutilated, destroyed, stolen or lost upon delivery to the Trustee of the mutilated debentures or evidence of the loss, theft or destruction satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed debentures, indemnity satisfactory to the Trustee and us may be required before a replacement debenture will be issued.

Payment of Stamp and Other Taxes

    We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the debentures. We are not required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

Book-Entry System

    The debentures are represented by a global security. This global security is on deposit with, or on behalf of, DTC and is registered in the name of a nominee of DTC. Except under circumstances described below, the debentures will not be issued in definitive form.

    When the global security was issued, DTC credited on its book-entry registration and transfer system the accounts of persons designated by the initial purchaser with the respective principal amounts of the debentures represented by the global security. Ownership of beneficial interests in a global security is limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in a global security is shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

    So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debentures represented by that global security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global security are not entitled to have debentures represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of debentures in definitive form and will not be considered the owners or holders thereof under the Indenture. Principal and interest payments, on debentures registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. Neither we, the Trustee, any paying agent or the registrar for the debentures will have any responsibility or liability for any aspect of the records relating to nor payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

    We expect that DTC or its nominee, upon receipt of any payment of principal or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through these participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

    If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days or if an event of default occurs and is continuing with respect to the debentures, we will issue debentures in definitive form in exchange for the entire global security for the debentures. In addition, we may at any time and in our sole discretion determine not to have debentures represented by a global security and, in such event, will issue debentures in definitive form in exchange for the entire global security relating to the debentures. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debentures represented by the global security equal in principal amount to the beneficial interest and to have the debentures registered in its name. Debentures so issued in definitive form will be issued as registered debentures in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the debentures and the shares of common stock into which the debentures may be converted. This summary deals only with the debentures and the shares of common stock held as capital assets for United States federal income tax purposes. As used in this prospectus, "U.S. Holders" are any beneficial owners of the debentures or the shares of common stock that are, for United States federal income tax purposes:
(1) citizens or residents of the United States, (2) corporations created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) estates, the income of which is subject to United States federal income taxation regardless of its source, and (4) trusts, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. As used in this prospectus, "Non-U.S. Holders" are holders of the debentures or the shares of common stock that are, for United States federal income tax purposes, (1) nonresident alien individuals, (2) foreign corporations and (3) foreign estates or trusts that are not subject to United States federal income taxation on their worldwide income. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the debentures or the shares of common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of the debentures or the shares of common stock that is a partnership and partners in such partnership should consult their tax advisors about the United States federal income tax consequences of holding and disposing of the debentures or the shares of common stock, as the case may be. Unless otherwise stated, this summary does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, holders that hold the debentures as part of a hedge, straddle, "synthetic security" or other integrated transaction for United States federal income tax purposes and holders whose functional currency is not the U.S. dollar. Further, this summary does not include any description of any alternative minimum tax consequences, United States federal estate or gift tax laws or the tax laws of any state, local or foreign government that may be applicable to the debentures or the shares of common stock.

    This summary is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change and differing interpretations, possibly on a retroactive basis. No statutory, administrative or judicial authority directly addresses the treatment of the debentures or instruments similar to the debentures for United States federal income tax purposes. Therefore, there can be no assurance that the Internal Revenue Service (the "IRS") will not successfully challenge one or more of the conclusions described in this prospectus.

    We urge prospective investors to consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the debentures and the shares of common stock in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal and other tax laws.

Classification of the Debentures

    Pursuant to the terms of the Indenture, each holder of the debentures agreed, for United States federal income tax purposes, to treat the debentures as indebtedness for United States federal income tax purposes subject to the regulations governing contingent payment debt instruments and to be bound by our application of those regulations to the debentures, including our determination of the rate at which interest will be deemed to accrue on the debentures for United States federal income tax purposes. The remainder of this discussion assumes that the debentures will be treated in accordance with that agreement and our determinations. However, the proper application of the regulations governing contingent payment debt instruments to a holder of a debenture is uncertain in a number of respects, and no assurance can be given that the IRS will not assert that the debentures should be treated differently or that such an assertion would not prevail. Such treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the debentures. In particular, it might be determined that a holder should have accrued interest income at a lower rate, should not have recognized income or gain upon the conversion, and should have recognized capital gain upon a taxable disposition of its debentures.

U.S. Holders

    Under the rules governing contingent payment debt instruments, a U.S. Holder will generally be required to accrue interest income on the debentures, in the amounts described below, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, U.S. Holders will likely be required to include interest in taxable income in each year in excess of the accruals on the debentures for non-tax purposes and in excess of any contingent interest payments actually received in that year.

    A U.S. Holder must accrue on its debentures an amount of original issue discount as ordinary income for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the debentures that equals:

    o the product of (i) the adjusted issue price (as defined below) of the debentures as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the debentures, adjusted for the length of the accrual period;

    o   divided by the number of days in the accrual period; and

    o multiplied by the number of days during the accrual period that the U.S. Holder held the debentures.

    The "issue price" of a debenture is the first price at which a substantial amount of the debentures is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a debenture is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below and decreased by the projected amounts of any payments with respect to the debentures.

    Under the rules governing contingent payment debt instruments, we are required to establish the "comparable yield" for the debentures. We have determined that the comparable yield for the debentures is the annual yield we would incur, as of the initial issue date, on a fixed rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the debentures including the absence of subordination, term, timing of payments and general market conditions, but excluding any adjustments for liquidity or the riskiness of the contingencies with respect to the debentures. Accordingly, we have determined the comparable yield to be 8.543% compounded semiannually.

    We are required to provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments on the debentures. This schedule must produce the comparable yield. Our determination of the projected payment schedule for the debentures includes estimates for payments of contingent interest and an estimate for a payment at maturity taking into account the conversion feature. U.S. Holders may obtain the projected payment schedule by submitting a written request for it to us at the address set forth in "Where You Can Find More Information."

    THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF A U.S. HOLDER'S INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE DEBENTURES FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE TO U.S. HOLDERS OF THE DEBENTURES.

Adjustments to Interest Accruals on the Debentures

    If a U.S. Holder receives actual payments with respect to the debentures in a taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder would incur a "net positive adjustment" equal to the amount of such excess. The U.S. Holder would treat the "net positive adjustment" as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year.

    If a U.S. Holder receives actual payments with respect to the debentures in a taxable year that in the aggregate are less than the amount of the projected payments for that taxable year, the U.S. Holder would incur a "net negative adjustment" equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder's interest income on the debentures for that taxable year, and
(b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder's income on the debentures during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.

Sale, Exchange, Conversion or Redemption

    Generally, the sale or exchange of a debenture, or the redemption of a debenture for cash, will result in taxable gain or loss to a U.S. Holder. In addition, as described above, our calculation of the comparable yield and the schedule of projected payments for the debentures includes the receipt of common stock upon conversion of a debenture into shares of our common stock as a contingent payment with respect to the debentures. Accordingly, we intend to treat the receipt of our common stock by a U.S. Holder upon the conversion of a debenture, or upon the redemption of a debenture where we elect to pay the redemption price in shares of our common stock, as a contingent payment. As described above, holders are generally bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, a sale or exchange, or such a conversion or redemption, also will result in taxable gain or loss to the U.S. Holder. The amount of gain or loss on a taxable sale, exchange, conversion or redemption will equal the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any common stock received, and (b) the U.S. Holder's adjusted tax basis in the debentures. A U.S. Holder's adjusted tax basis in a debenture on any date generally will equal the U.S. Holder's original purchase price for the debentures, increased by any original issue discount previously accrued by the U.S. Holder (determined without regard to any positive or negative adjustments to interest accruals described above), and decreased by the amount of any projected payments on the debentures projected to have been made through that date. Gain recognized upon a sale, exchange, conversion or redemption of a debenture generally will be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the debenture is held for more than one year). The deductibility of net capital losses is subject to limitations.

    A U.S. Holder's tax basis in shares of our common stock received upon a conversion of a debenture or upon a holder's exercise of a put right that we elect to pay in shares of our common stock will equal the then current fair market value of such common stock. The U.S. Holder's holding period for the shares of our common stock received will commence on the day after the date of conversion or redemption.

Purchasers of Debentures at a Price Other Than the Adjusted Issue Price

    A U. S. Holder that purchases debentures in the secondary market for an amount that differs from the adjusted issue price of the debentures at the time of purchase will be required to accrue interest income on the debentures in the same manner as a U.S. Holder that purchased debentures in the initial offering. A U.S. Holder must also reasonably allocate any difference between the adjusted issue price and the U.S. Holder's basis in the debentures to daily portions of interest or projected payments over the remaining term of the debentures. If the purchase price of the debentures is greater than the adjusted issue price, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a "negative adjustment" on the day the daily portion accrues or the payment is made, respectively. If the purchase price of the debentures is less than the adjusted issue price, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a "positive adjustment" on the day the daily portion accrues or the payment is made, respectively. Any such negative or positive adjustment will decrease or increase, respectively, the U.S. Holder's adjusted tax basis in the debentures.

    Certain U.S. Holders will receive Forms 1099-OID reporting interest accruals on their debentures. Those forms will not reflect the effect of any positive or negative adjustments resulting from the U.S. Holder's purchase of debentures in the secondary market at a price different from adjusted issue price of the debentures on the date of purchase. U.S. Holders are urged to consult their tax advisors as to whether, and how, such adjustments should be taken into account in determining their interest accruals with regard to the debentures.

Distributions on Common Stock

    If a U.S. Holder converts the debentures into shares of our common stock, in general, distributions on the shares of our common stock that are paid out of our current or accumulated earnings and profits, as defined for United States federal income tax purposes, will constitute dividends and will be includible in income by a holder and taxable as ordinary income when received or accrued, in accordance with that holder's method of accounting for United States federal income tax purposes. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. Holder's investment, up to the U.S. Holder's basis in the shares of our common stock. Any remaining excess will be treated as capital gain.

Constructive Dividends

    If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the debentures, the conversion rate of the debentures is increased, such increase may be deemed to be the payment of a taxable dividend to holders of the debentures.

    For example, an increase in the exchange rate in the event of distribution of our evidences of indebtedness or our assets or an increase in the event of an extraordinary cash dividend will generally result in deemed dividend treatment to holders of the debentures, but an increase in the event of stock dividends or the distribution of rights to subscribe for our common stock generally will not.

Treatment of Non-U.S. Holders

    The rules governing United States federal income taxation of Non-U.S. Holders are complex and no attempt will be made in this prospectus to provide more than a summary of such rules. Non-U.S. Holders should consult with their tax advisors to determine the effect of United States federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the debentures and shares of our common stock, including any reporting requirements.

Payments Made With Respect to the Debentures

    The 30% United States federal withholding tax will not apply to any payment to a Non-U.S. Holder of principal or interest (including amounts taken into income as interest under the accrual rules described above under "-- U.S. Holders" and amounts attributable to the shares of our common stock received upon a conversion of the debentures) on debentures, provided that: (i) the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of our common stock, (ii) the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; (iii) the Non-U.S. Holder is not a bank which acquired the debentures in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; (iv) our common stock is actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the Internal Revenue Code; and (v) either (a) the beneficial owner of debentures certifies to us or our paying agent on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name, address and certain other information or (B) the beneficial owner holds its debentures through certain foreign intermediaries or certain foreign partnerships and such holder satisfies certain certification requirements.

    If the Non-U.S. Holder cannot satisfy the requirements described above, payments of interest (including amounts taken into income under the accrual rules described above under "-- U.S. Holder" and amounts attributable to our common stock received upon a conversion of the debentures) will be subject to the 30% United States federal withholding tax unless the Non-U.S. Holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the debentures is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States.

    If a Non-U.S. Holder of the debentures is engaged in a trade or business in the United States, and if interest on the debentures is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on interest and on any gain realized on the sale, exchange conversion of the debentures in the same manner as if it were a U.S. Holder. Such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, such Non-U.S. Holder may be subject to a branch profits tax equal to 30% (or such lower tax rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Sale or Exchange of Debentures or Common Stock

    A Non-U.S. Holder will not generally be subject to United States federal income or withholding tax with respect to gain upon the sale, exchange or other disposition (other than a conversion or a redemption) of the debentures or shares of our common stock, unless: (1) the income or gain is "U.S. trade or business income," which means income or gain that is effectively connected with the conduct by the Non-U.S. Holder of a trade or business, or, in the case of a treaty resident, attributable to a permanent establishment or a fixed base, in the United States; (2) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; (3) such Non-U.S. Holder is subject to tax pursuant to the provisions of the Internal Revenue Code applicable to certain United States expatriates; or (4) in the case of an amount which is attributable to original issue discount, the Non-U.S. Holder does not meet the conditions for exemption from United States federal withholding tax described above.

    U.S. trade or business income of a Non-U.S. Holder will generally be subject to regular United States federal income tax in the same manner as if it were realized by a U.S. Holder. A Non-U.S. Holder that realizes U.S. trade or business income with respect of the debentures or common stock should consult their tax advisors as to the treatment of such income or gain. In addition, U.S. trade or business income of a Non-U.S. Holder that is a corporation may be subject to a branch profits tax at a rate of 30%, or such lower rate provided by an applicable income tax treaty.

Distributions on Common Stock

    A Non-U.S. Holder of shares of our common stock will generally be subject to United States federal income or withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty) on distributions by us with respect to our common stock that are treated as dividends paid (and on dividends deemed paid on the debentures or common stock, as described above under "U.S. Holders-Constructive Dividends"). Except to the extent that an applicable tax treaty otherwise provides, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder on dividends paid (or deemed paid) that are effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States, and a Non-U.S. Holder that is a corporation may also be subject to a United States branch profits tax at a 30% rate or such lower rate as may be specified in an applicable income tax treaty.

Foreign Investment in Real Property Tax Act

    Under the Foreign Investment in Real Property Tax Act, any person who acquires a "United States real property interest" (as described below) from a foreign person must deduct and withhold a tax equal to 10% of the amount realized by the foreign transferor. In addition, a foreign person that disposes of a United States real property interest is generally required to recognize gain or loss that is subject to United States federal income tax. A "United States real property interest" generally includes any interest (other than an interest solely as a creditor) in a United States corporation unless it is established under specific procedures that the corporation is not (and was not for the prior five-year period) a "United States real property holding corporation." We do not believe that we are or have been a United States real property holding corporation as of the date hereof, nor do we believe that we have been a United States real property holding corporation at any time during the past five years. We cannot, however, give any assurance that we will not become a United States real property holding corporation in the future. Our tax counsel has rendered no opinion as to whether we are, at any time during the past five years have been, or will in the future become, a United States real property holding corporation. If it is determined that we are, have been in the past five years or in the future become, a United States real property holding corporation, as long as our stock is regularly traded on an established securities market, an exemption should apply to the debentures and our common stock except (i) in the case of debentures, if the debentures are or become regularly traded, with respect to a Non-U.S. Holder that owns more than 5% of the debentures, and (ii) otherwise, and in the case of common stock, with respect to a Non-U.S. Holder whose beneficial and/or constructive ownership of the debentures or common stock exceeds 5% of the total fair market value of our common stock.

    Any investor that may approach or exceed the 5% ownership threshold discussed above, either along or in conjunction with related persons, should consult its own tax advisor concerning the United States federal income tax consequences that may result. A Non-U.S. Holder that sells or otherwise disposes of debentures or common stock may be required to inform its transferee whether such debentures or common stock constitutes a United States real property interest.

Back-up Withholding and Information Reporting

U.S. Holders

    Payments of interest or dividends made by us on, or the proceeds of the sale or other disposition of, the debentures or shares of our common stock may be subject to information reporting and United States federal backup withholding tax at the rate then in effect if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld from a payment to an U.S. Holder under the backup withholding rules is allowable as a credit against the holder's United States federal income tax, provided that the required information is furnished to the IRS.

Non-U.S. Holders

    A Non-U.S. Holder may be required to comply with certification procedures to establish that the holder is not a U.S. person in order to avoid backup withholding tax requirements with respect to our payments of principal and interest, including cash payments in respect of original issue discount on the debentures, or the proceeds of the sale or other disposition of the debentures. In addition, we must report annually to the IRS and to each Non-U.S. Holder the amount of any dividends paid to, and the tax withhold with respect to, such holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Tax Event

    The modification of the terms of the debentures by us upon a Tax Event could possibly alter the amount and timing of income recognition by the holders with respect to the payments of interest due after the option exercise date.

THE PROPER TAX TREATMENT OF A HOLDER OF THE DEBENTURES IS HIGHLY UNCERTAIN IN A NUMBER OF RESPECTS. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF AN INVESTMENT IN THE DEBENTURES AND WHETHER AN INVESTMENT IN THE DEBENTURES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND THE HOLDER'S PARTICULAR TAX SITUATION.

                             SELLING SECURITYHOLDERS

    The debentures were originally issued by us and sold by Salomon Smith Barney Inc. in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by Salomon Smith Barney Inc. to be "qualified institutional buyers" (as defined by Rule 144A under the Securities
Act).

     Set forth below are the names of each selling securityholder, the principal amount of debentures that may be offered by each selling securityholder under this prospectus, each selling securityholder's percentage of outstanding debentures, and the number of shares of common stock into which the debentures are convertible, and the percentage of total common stock outstanding for each selling stockholder, received by us as of October 5, 2001. None of the selling securityholders have held any principal position, office or had any other material relationship within the past three years with us or our predecessors or affiliates.

     The  following  table  sets forth  certain  information  received  by us in response to questionnaires received from the selling securityholders named in the table on or prior to October 5, 2001. However, any or all of the debentures or common stock listed below may be offered for sale under this prospectus by the selling securityholders from time to time and the number of shares of common stock into which the debentures are convertible is subject to adjustment and therefore could change. Accordingly, we cannot estimate the amounts of debentures or common stock that will be held by the selling securityholders upon consummation of any sales.

     The inclusion in the table of the individuals named therein shall not be deemed to be an admission that any such individuals are our "affiliates."


                                 Aggregate
                              Principal Amount                   Number of Shares
                              of Debentures At  Total Percentage  of Associated    Total Percentage
       Name of Selling            Maturity       of Debentures   Common Stock that  of Common Stock
       Securityholder         that May be Sold    Outstanding     May be Sold(1)     Outstanding(2)
       --------------         ----------------    -----------    --------------     --------------
   Circlet (IMA) Limited          $3,000,000           *             44,150                *
   General Motors Welfare         $4,000,000           *             58,866                *
   Benefit Trust (VEBA)
   UBS AG London Branch          $17,500,000       2.33%            257,542                *
   Peoples Benefit Life           $8,000,000           *            117,733                *
   Insurance Company
   TEAMSTERS
   First Union National Bank     $17,500,000       2.33%            257,542                *
   St. Albans Partners Ltd.       $6,000,000           *             88,300                *
   Yield Strategies Fund I,       $5,000,000           *             73,583                *
   LP
   Yield Strategies Fund II,      $4,000,000           *             58,866                *
   LP
   Retail Clerks Pension          $2,000,000           *             29,433                *
   Trust
   TIERS(R)Fixed Rate           $400,000,000      53.33%          5,886,680             1.7%
   Certificates Trust Series
   2001-14 (3)
   Salomon Smith Barney Inc.    $144,000,000      19.20%          2,119,204                *
   All other holders (4)        $139,000,000      18.53%          2,045,621                *
   Total                        $750,000,000     100.00%         11,037,525            3.14%

* Indicates ownership of less than 1%.

(1) Assumes conversion of all of the holder's debentures at a conversion rate of 14.7167 shares of common stock per $1,000 principal amount at maturity of the debentures, rounded down to the nearest whole number of shares. However, this conversion rate is subject to adjustment as described under "Description of Debentures - Conversion Rights." As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 340,351,333 shares of common stock outstanding as of October 3, 2001. Pursuant to that rule, in calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's debentures but did not assume conversion of any other holder's debentures.

(3) The TIERS(R) Fixed Rate Certificates Trust Series 2001-14 (the "TIERS(R) Trust") holds these debentures in trust as part of its TIERS(R) program.

(4) Information about other selling securityholders will be set forth in prospectus supplements or in other documents that we file from time to time with the SEC that are incorporated by reference in this prospectus (see "Where You Can Find More Information" above), if required.

      This prospectus also covers any additional shares of common stock that become issuable in connection with the debentures and underlying common stock being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.


                                  UNDERWRITERS

         The SEC staff is of a view that selling securityholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. Salomon Smith Barney Inc. is a registered broker-dealer. UBS AG is an affiliate of a registered broker-dealer. No compensation will be paid and no discounts or commissions will be given to any underwriter in connection with the securities being registered in this registration statement.


                              PLAN OF DISTRIBUTION

      We are registering the debentures and associated common stock on behalf of the selling securityholders. As used in this prospectus, the term "selling securityholders" includes pledgees, transferees or other successors-in-interest selling debentures or the associated common stock received from the selling securityholders as pledgors, borrowers or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling securityholders, including broker-dealers or other transferees who borrow or purchase the debentures or the associated common stock to settle or close out short sales of shares of common stock. The selling securityholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale or non-sale related transfer. We will not receive any of the proceeds of this offering.

     The selling securityholders may sell debentures or associated common stock directly to purchasers from time to time. Alternatively, they may from time to time offer the debentures or associated common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders or the purchasers of such securities for whom they may act as agents. The selling securityholders and any underwriters, broker-dealers or agents that participate in the distribution of the debentures or associated common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. We know of no existing arrangements between any selling securityholder and any other selling securityholder, underwriter, broker-dealer or other agent relating to the sale or distribution of the debentures or associated common stock. No underwriter, broker-dealer or agent has been engaged by us in connection with the distribution of the debentures or associated common stock.

     Because the selling securityholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act.

      The debentures and the associated common stock may be sold from time to time in one or more transactions at fixed prices, which may be changed, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the debentures and associated common stock may be effected by means of one or more of the following transactions (which may involve crosses or block transactions):

      o on any national securities exchange, such as the New York Stock Exchange, or quotation service on which the debentures or common stock may be listed or quoted at the time of sale,

      o  in the over-the-counter market,

      o in transactions otherwise than on such exchanges or services or in the over-the-counter market,

      o  through the purchase and sale of over-the-counter options, or

      o through at-the-market offerings as defined by Rule 415(a)(4) of the Securities Act.

      In connection with sales of the debentures and the associated common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the debentures and the associated common stock in the course of hedging the positions they assume. The selling securityholders may also sell debentures and the associated common stock short and deliver debentures and the associated common stock to close out such short positions, or loan or pledge debentures to broker-dealers that in turn may sell such securities.

      At the time a particular offering of the debentures and the associated common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of debentures or associated common stock being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

      To comply with the securities laws of certain jurisdictions, if applicable, the debentures and the associated common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

      The selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the debentures by the selling securityholders. The foregoing may affect the marketability of such securities.

      All expenses of the registration of the debentures and the associated common stock will be paid by us; provided, however, that the selling securityholders will pay all underwriting discounts and selling commissions, if any. The selling securityholders will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection therewith. We will be indemnified by the selling securityholders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

      We cannot assure you that the selling securityholders will sell all or any of the debentures or associated common stock offered by this prospectus.

                                  LEGAL MATTERS

     The valid  issuance  of the  debentures  and the  associated  common  stock offered hereby will be passed on for us by Gibson, Dunn & Crutcher, LLP, Washington, D.C. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, which acted as special counsel in the initial private placement of the debentures and provided additional advice regarding the debentures and legal opinions on the validity of the debentures and the associated common stock and certain tax matters, will pass upon certain tax matters regarding the debentures.


                                     EXPERTS

     The consolidated financial statements of Mirant Corporation as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports, and are incorporated by reference in this prospectus in reliance upon the authority of Arthur Andersen LLP as experts in giving said reports.

     The financial statements of Berliner Kraft-und Licht (Bewag) Aktiengesellschaft (currently Bewag AG) as of June 30, 1998 and for the year ended June 30, 1998 incorporated by reference in this prospectus have been audited by KPMG Deutsche Treuhand-Gesellschaft, independent accountants, as indicated in their report, with respect thereto, and are incorporated by reference in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


      The following sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All such expenses will be borne by us. All amounts set forth below are estimates, other than the SEC registration fee.


  Securities and Exchange Commission registration fee       $ 171,693.73
  Printing expenses                                            70,000.00
  Legal fees and expenses                                     210,000.00
  Accounting fees and expenses                                150,000.00
  Rating Agency fees                                           15,000.00
  Trustee fees and expenses                                     7,000.00
                                                         ----------------
        Total                                               $ 623,963.75
                                                         ================



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our restated certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

o any breach of the director's duty of loyalty to our company or our stockholders;

o any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

o unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporate Law; and

o  any transaction from which the director derived an improper personal benefit.

     Our bylaws provide that, to the fullest extent permitted by law, we will indemnify any person made or threatened to be made a party to any action by reason of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director or officer. We will reimburse the expenses, including attorneys' fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provision, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16.  EXHIBITS

     The following exhibits are filed herewith or incorporated by reference:

      -------- -----------------------------------------------------------------
      EXHIBIT
      NUMBER   DESCRIPTION OF EXHIBIT
      -------- -----------------------------------------------------------------
      4.1*     Indenture, dated as of May 31, 2001, between the Company and
               Bankers Trust Company
      -------- -----------------------------------------------------------------
      4.2*     Form of 2.5% Convertible Senior Debenture, due 2021 (included in
               Exhibit 4.1)
      -------- -----------------------------------------------------------------
      4.3*     Registration Rights Agreement, dated as of May 31, 2001,  between the Company and Salomon Smith Barney Inc.
      -------- -----------------------------------------------------------------
      4.4      Rights Agreement between Mirant Corporation and Chase Mellon
               Shareholder  Services, LLC, dated  August 22, 2000  (incorporated by reference to Exhibit 4.13 to Mirant Corporation's Registration
               Statement on Form S-1, as amended, File No. 333-35390)
      -------- -----------------------------------------------------------------
      5.1      Opinion of Gibson, Dunn & Crutcher LLP
      -------- -----------------------------------------------------------------
      8.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to tax
               matters
      -------- -----------------------------------------------------------------
      12.1*    Computation of Ratio of Earnings to Fixed Charges
      -------- -----------------------------------------------------------------
      23.1     Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)
      -------- -----------------------------------------------------------------
      23.2     Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
               Exhibit 8.1)
      -------- -----------------------------------------------------------------
      23.3     Consent of Arthur Andersen LLP
      -------- -----------------------------------------------------------------
      23.4     Consent of KPMG Deutsche Treuhand-Gesellschaft
      -------- -----------------------------------------------------------------
      24.1*    Power of Attorney (included on the signature page of this
               registration statement)
      -------- -----------------------------------------------------------------
      25.1*    Form of T-1 Statement of Eligibility of the Trustee under the
               Indenture
      -------- -----------------------------------------------------------------

*     Previously filed


ITEM 17.  UNDERTAKINGS


A.    Rule 415 Offering.  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities
        Act;

(ii) To reflect in the prospectus any facts of events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price present no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        Provided, however, the paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(5) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act of 1939;

(6) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective; and

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 9 day of October, 2001.

                               MIRANT CORPORATION

By: /s/Raymond D. Hill                        By: /s/James A. Ward
---------------------------------------       ----------------------------------
     Raymond D. Hill                               James A. Ward
     Executive Vice President, and                 Senior Vice President,
     Chief Financial Officer                       and Controller
    (Principal Financial Officer)                 (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated below on the 9 day of October, 2001.

             Signatures                       Title
             ----------                       -----
         /s/A. W. Dahlberg*          Chairman of the Board
         -------------------
         A. W. Dahlberg

         /s/S. Marce Fuller*         President, Chief Executive Officer
         -------------------
         S. Marce Fuller             And Director (Principal Executive Officer)

         /s/A. D. Correll*           Director
         ------------------
         A. D. Correll

         /s/Stuart E. Eizenstat*     Director
         ------------------------
         Stuart E. Eizenstat

         /s/Carlos Ghosn*            Director
         Carlos Ghosn

         /s/William M. Hjerpe*       Director
         ----------------------
         William M. Hjerpe

         /s/David J. Lesar*          Director
         ------------------
         David J. Lesar

         /s/James F. McDonald*       Director
         ----------------------
         James F. McDonald

         /s/Ray M. Robinson *        Director
         --------------------
         Ray M. Robinson
                -------------------------------------------------

         * By: /s/ James A. Ward
           ---------------------
                James A. Ward
                Attorney-in-fact

                                INDEX TO EXHIBITS



    EXHIBIT
    NUMBER       EXHIBITS

      4.1* Indenture, dated as of May 31, 2001, between the Company and Bankers Trust Company

      4.2* Form of 2.5% Convertible Senior Debenture, due 2021(included in Exhibit 4.1)

      4.3* Registration Rights Agreement, dated as of May 31, 2001, between the Company and Salomon Smith Barney Inc.

      4.4 Rights Agreement between Mirant Corporation and Chase Mellon Shareholder Services,LLC, dated August 22, 2000 (incorporated by reference to Exhibit 4.13 to Mirant Corporation's Registration Statement on Form S-1, as amended, File No. 333-35390)

      5.1       Opinion of Gibson, Dunn & Crutcher LLP

      8.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to tax matters

      12.1*     Computation  of Ratio of Earnings to Fixed  Charges

      23.1      Consent of Gibson,  Dunn & Crutcher  LLP  (included  in Exhibit
                5.1)

      23.2      Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
                Exhibit 8.1)

      23.3      Consent of Arthur Andersen LLP

      23.4      Consent of KPMG  Deutsche Treuhand-Gesellschaft

      24.1* Power of Attorney (included on the signature page of this registration statement)

      25.1* Form of T-1 Statement of Eligibility of the Trustee under the Indenture

* Previously filed